UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party Other Than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

FirstCash Holdings, Inc.
(Name of Registrant as Specified in its Charter)
__________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of FirstCash Holdings, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT on Thursday, June 16, 2022.

The purpose of the meeting is (i) to elect a class of directors to serve a three-year term beginning in 2022, (ii) to vote on the ratification of the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022, and (iii) to vote on a non-binding resolution to approve the compensation of the Company’s named executive officers.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow the Company to furnish proxy materials to stockholders on the internet. These rules allow us to provide our stockholders with the information they need, while lowering the costs and reducing the environmental impact of our Annual Meeting. Unless you previously requested a paper copy of our proxy materials, you will receive a Notice Regarding the Availability of Proxy Materials which tells you how to access the materials on the internet.

Whether or not you plan to attend the Annual Meeting, please vote by internet or telephone at your earliest convenience or complete and return your proxy card if you requested a paper copy of our materials. You may choose to attend the meeting and personally cast your votes even if you fill out and return a proxy card.

We hope that you will be able to join us at the FirstCash Holdings, Inc. Annual Meeting on June 16.

Very truly yours,

Rick L. Wessel
Vice-Chairman of the Board and Chief Executive Officer

Fort Worth, Texas
April 29, 2022

FirstCash Holdings, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 16, 2022

The Annual Meeting of Stockholders of FirstCash Holdings, Inc. (the “Company”) will be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT on Thursday, June 16, 2022.

The Annual Meeting is called for the following purposes:

1.	To elect Mr. Daniel R. Feehan, Ms. Paula K. Garrett and Ms. Marthea Davis as directors of the Company for a three-year term beginning in 2022;

2.	To ratify the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022;

3.	To vote on a non-binding resolution to approve the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 18, 2022 will be entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on June 16, 2022:

The Proxy Statement and the 2021 Annual Report to Stockholders are available at the Company’s website and can be accessed at www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (investors.firstcash.com).

PLEASE USE INTERNET OR TELEPHONE VOTING OR COMPLETE AND RETURN A PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES AT THE ANNUAL MEETING.

By Order of the Board of Directors,

R. Douglas Orr
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Fort Worth, Texas
April 29, 2022

FirstCash Holdings, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
_______________

PROXY STATEMENT
for
Annual Meeting of Stockholders
_______________

GENERAL INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (“Board of Directors”) of FirstCash Holdings, Inc., a Delaware corporation (“FirstCash” or the “Company”), for use at the 2022 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT, on Thursday, June 16, 2022, and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). The Company is mailing a printed copy of this Proxy Statement, a proxy card and the 2021 Annual Report of the Company to certain of its registered stockholders who have not consented to electronic delivery of their proxy materials on or about April 29, 2022, and the Company is mailing a copy of a Notice of Internet Availability to all other stockholders on or about April 29, 2022.

The close of business on April 18, 2022 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 47,464,357 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (described below) will be counted as present for the purposes of determining the presence of a quorum.

If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares by providing them with voting instructions.

If you do not provide voting instructions to your broker, bank or other nominee, the voting of your shares by the bank, broker or other nominee is governed by the rules of the Nasdaq Global Select Market (“Nasdaq”). These rules allow banks, brokers and other nominees to vote shares in their discretion on “routine” matters for which the “beneficial holder” does not provide voting instructions. On matters considered “non-routine,” banks, brokers and other nominees may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”

If you do not instruct your bank, brokerage firm or other nominee in accordance with their directions how to vote your shares prior to the date of the Annual Meeting, your bank, brokerage firm or other nominee cannot vote your shares on the following proposals: “Proposal 1 - Election of Directors” and “Proposal 3 - Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers,” and such shares will be considered “broker non-votes” and will not affect the outcome of these votes. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 2 - Ratification of Independent Registered Public Accounting Firm.”

Each share of Common Stock is entitled to one vote on all questions requiring a stockholder vote at the Annual Meeting. The votes required to act on each proposal at the Annual Meeting are summarized below.

Proposal 1 — Election of Directors. A plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the election of directors under Proposal 1, as set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved. The election of directors is also subject to the Company’s Director Election (Majority Voting) Policy, which is described below in the “Corporate Governance, Board Matters and Director Compensation” section of this Proxy Statement.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of the Company’s independent public accountants under Proposal 2, as set forth in the accompanying Notice of Annual Meeting of Stockholders. Since this proposal is considered a routine matter, brokers will be permitted to vote shares without instruction as to this proposal, and there will be no broker non-votes with respect to this proposal. Abstentions will have the same effect as votes against Proposal 2.

Proposal 3 — Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers. The non-binding resolution to approve the compensation of the Company’s named executive officers will be approved if a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is voted in favor of the proposal. Broker non-votes will have no effect in determining whether the proposal has been approved. Abstentions will have the same effect as votes against Proposal 3.

Stockholder Proposals. If any stockholder proposal is properly presented at the Annual Meeting, the stockholder proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Broker non-votes will not be counted as having been entitled to vote on such a proposal and will have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against any stockholder proposal.

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy without attending the Annual Meeting. You may vote by mail by signing, dating and returning your proxy card in the enclosed prepaid envelope. You may also vote over the internet or by telephone. The proxy card the Company mails you will instruct you on how to vote over the internet or by telephone. If you hold your shares in an account through a broker, bank or other nominee in “street name,” you should complete, sign and date the voting instruction card that your broker, bank or nominee provides to you or as your broker or nominee otherwise instructs.

Attendance at the Annual Meeting will be limited to stockholders of the Company as of the record date (or their authorized representatives). If you wish to attend the Annual Meeting in person, you will need to present a valid, government-issued photo identification, such as a driver’s license or passport. Beneficial stockholders holding their shares through a broker, bank or other nominee in “street name” will need to bring proof of beneficial ownership as of the record date, such as a recent brokerage account statement, the voting instruction card provided by their broker, bank or other nominee or similar evidence of ownership. Stockholders of record will be verified against an official list available at the registration area. The Company reserves the right to deny admission to anyone who cannot show sufficient proof of stock ownership as of the record date.

All shares represented by properly-executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in accordance with the recommendation of the Board of Directors as follows: (i) TO ELECT MR. DANIEL R. FEEHAN, MS. PAULA K. GARRETT AND MS. MARTHEA DAVIS AS DIRECTORS; (ii) TO RATIFY THE SELECTION OF RSM US LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2022; AND (iii) TO APPROVE THE ADVISORY PROPOSAL ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, the Company is unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (i) by the execution and submission of a revised proxy, (ii) by written notice to the Corporate Secretary of the Company or (iii) by voting in person at the Annual Meeting.

FirstCash is the leading international operator of pawn stores and a leading provider of technology-driven point-of-sale payment solutions, both focused on serving cash and credit-constrained consumers. FirstCash’s more than 2,800 pawn stores buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property.

FirstCash completed its acquisition of American First Finance (“AFF”), a leading provider of technology-driven, retail point-of-sale (“POS”) payment solutions focused on serving credit-constrained consumers, on December 17, 2021 (the “AFF Acquisition”).

In connection with the AFF Acquisition, the Company completed a holding company reorganization effective December 16, 2021, which created a new holding company, FirstCash Holdings, Inc., as direct parent to FirstCash, Inc. In connection with the reorganization, FirstCash Holdings, Inc. succeeded FirstCash, Inc. as the public company trading on Nasdaq under the ticker symbol “FCFS,” and each outstanding share of FirstCash, Inc. was converted into an equivalent corresponding share of common stock in FirstCash Holdings, Inc., having the same designations, rights, powers and preferences as the corresponding FirstCash, Inc. shares that were converted. FirstCash, Inc. now operates as a wholly-owned subsidiary of FirstCash Holdings, Inc.

The Annual Report on Form 10-K, covering the Company’s year ended December 31, 2021, including audited financial statements, is enclosed herewith. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

The Company’s primary websites are www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (investors.firstcash.com), and www.americanfirstfinance.com. The Company will provide, without charge, a printed copy of its Annual Report on Form 10-K upon written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102. Upon payment of the reasonable expenses incurred by the Company in furnishing such exhibits, the Company will provide exhibits to its Annual Report on Form 10-K.

PROPOSAL 1

ELECTION OF DIRECTORS

The amended and restated bylaws of the Company (the “bylaws”) provide that the Board of Directors will determine the number of directors but shall consist of at least one director and no more than 15 directors. The stockholders of the Company elect the directors. At each annual meeting of the stockholders of the Company, successors of the class of directors whose term expires at the annual meeting will be elected for a three-year term. Any director elected to fill a vacancy or newly-created directorship resulting from an increase in the authorized number of directors shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed herein. Although the Board of Directors does not contemplate that the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the person named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

The Board of Directors currently consists of eight directors. The Board of Directors has also nominated a ninth director, Ms. Marthea Davis, for election to the Board of Directors at the Annual Meeting. The current directors and director nominees, six of which are independent, are as follows:

Name	Age	Principal Occupation	Independence Status
Daniel R. Feehan	71	Chairman of the Board, FirstCash Holdings, Inc.	Employee
Rick L. Wessel	63	Vice-Chairman of the Board and CEO, FirstCash Holdings, Inc.	Employee
Daniel E. Berce	68	President and CEO, General Motors Financial Company, Inc.	Independent Director
Marthea Davis	43	Director, TrailRunner International	Independent Director Nominee
Mikel D. Faulkner	72	Former Executive Chairman, Nautilus Marine Services PLC	Lead Independent Director
Paula K. Garrett	61	Vice-President of Finance, Operations and Information System Technology for the Latin America Region, Mary Kay, Inc.	Independent Director
James H. Graves	73	Managing Director and Partner, Erwin, Graves & Associates, LP	Independent Director
Randel G. Owen	63	President and CEO, Global Medical Response	Independent Director
Douglas R. Rippel	55	Former owner and CEO of AFF and Former Executive Chairman, CURO Group Holdings Corp.	Director

Biographical information for the directors and director nominees is as follows:

Daniel R. Feehan has served as chairman of the Board of Directors of FirstCash since the Company’s 2016 merger (the “Merger”) with Cash America International, Inc. (“Cash America”). Previously, Mr. Feehan served as a director of Cash America and Cash America’s executive chairman from November 1, 2015 until the Merger. Prior to that, Mr. Feehan served as the chief executive officer of Cash America from February 2000 to November 2015. Prior to that, Mr. Feehan served in other executive management roles at Cash America including president and chief operating officer and chief financial officer beginning in 1990. Mr. Feehan also currently serves chairman of the board of AZZ Inc. (NYSE: AZZ), and as a director of a number of private companies and charitable organizations including the Lena Pope Home and One Safe Place. In December 2019, Texas Governor Greg Abbott appointed Mr. Feehan to the Board of Regents of the University of North Texas System. Mr. Feehan received a Bachelor of Business Administration degree in Accounting from Texas A&M University and has been recognized as a Distinguished Alumni of that institution.

Rick L. Wessel has served as vice-chairman of the Board of Directors of the Company since September 2016, as chief executive officer since November 2006 and has been a director since November 1992. Mr. Wessel previously served as president from May 1998 to September 2016, chairman of the board from October 2010 to September 2016, vice-chairman of the board from November 2004 to October 2010, secretary and treasurer of the Company from May 1992 to November 2006 and the chief financial officer of the Company from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

Daniel E. Berce has served as a director of FirstCash since the Merger in 2016 and previously served as a Cash America director from 2006 to 2016. Mr. Berce has been president and chief executive officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce served as AmeriCredit Corp.’s chief executive officer from August 2005 to October 2010, president from April 2003 to October 2010 and vice-chairman and chief financial officer from November 1996 until April 2003. He served as a director at AmeriCredit Corp. from November 1990 to October 2010. Mr. Berce currently serves as a director at AZZ Inc., a NYSE-listed equipment manufacturing company, and chairman at Arlington Asset Investment Corp., a NYSE-listed investment company.

Marthea Davis has been nominated for election to the Board of Directors at the Annual Meeting. Ms. Davis currently holds the position of director at TrailRunner International (“TRI”), a global strategic public relations firm, a position she has held since 2020. Prior to TRI, Ms. Davis served as the director of strategic communications at IAGC, a global trade group for energy companies, from 2019 to 2020 and as the corporate communications manager for Houston First Corporation, a local government and corporation operating a number of convention, arts and entertainment venues in Houston, TX, from 2017 to 2019. Prior to that, Ms. Davis held a number of different public relations and communications roles for various trade groups and non-profit organizations. Ms. Davis is a graduate of Howard University.

Mikel D. Faulkner was appointed to the Board of Directors in 2009 and has served as the lead independent director since October 2017. From February 2017 to February 2019, Mr. Faulkner served as executive chairman of the board of directors of Nautilus Marine Services PLC, an investment company focused on the global offshore services industry and quoted on the London Stock Exchange (AIM). From 2002 to February 2017, Mr. Faulkner served as executive chairman of the board of directors of Global Energy Development PLC, an international oil and gas exploration company, quoted on the London Stock Exchange (AIM). Mr. Faulkner served as chief executive officer of HKN, Inc. (ASE: HKNI) from 1982 to 2017, chairman of HKN, Inc. from 1991 to 2003 and president and chief executive officer of HKN, Inc. from 2003 to 2017. HKN, Inc., formerly Harken Energy Corporation (NYSE), was an independent energy company.

Paula K. Garrett was appointed to the Board of Directors in January 2021. Ms. Garrett serves as the vice president of finance, operations and information system technology for the Latin America region of Mary Kay, Inc., a position she has held since 2005. In this role, she leads the financial, operational, technology and other market development functions for all of Mary Kay’s Latin America markets, which include Mexico, Brazil, Argentina, Uruguay, Colombia and Peru. Mary Kay is a multibillion-dollar direct selling beauty company with millions of independent sales force members in nearly 40 markets worldwide. From 1999 to 2004, Ms. Garrett previously held roles at Mary Kay as region controller, Latin America and internal audit project manager. Ms. Garrett’s employment experience also includes service as internal audit manager of Oryx Energy Company from 1998 to 1999 and experience in a progression of accounting and internal audit positions from 1984 to 1998.

James H. Graves has served as a director of FirstCash since the Merger in 2016 and previously served as a Cash America director from 1996 to 2016. Mr. Graves has served as managing director and partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2001. Mr. Graves also served as executive vice president of financial strategy for DeviceFidelity, Inc., a financial services technology company, from March 2008 through September 2012. Mr. Graves served as a director, vice-chairman of the board of directors and chief operating officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Prior to that, Mr. Graves held various positions, including chief operating officer, with J.C. Bradford & Company, a Nashville-based securities firm. He also worked for Dean Witter Reynolds, Inc. as the head of the energy group and later as head of the industry investment banking groups in New York. Mr. Graves currently serves as a director at Hallmark Financial Services, Inc., a publicly traded insurance company, serving since 1995 and he previously served as director of Atlantic Capital Bancshares, Inc., a publicly traded bank holding company, serving from 2017 to March 2022, and as a director of Tristate Capital Holdings, Inc., a publicly traded bank holding company, serving from 2011 through July 2015. Mr. Graves also serves as a director of various privately-held companies, including a private equity fund and a healthcare technology company.

Randel G. Owen was appointed to the Board of Directors in 2009. In March 2018, Mr. Owen was named president and chief executive officer of Global Medical Response, an industry-leading air, ground, specialty and residential fire services and managed medical transportation organization. From July 1999 to March 2018, he held roles as president of ambulatory services, chief financial officer and executive vice president of Envision Healthcare Corporation, a large, publicly-held healthcare company and national emergency services provider business, and its predecessor companies including AMR and EmCare. He was appointed executive vice president and chief financial officer of AMR in March 2003. He joined EmCare in July 1999 and served as executive vice president and chief financial officer from June 2001 to March 2003. Before joining EmCare, Mr. Owen was vice president of Group Financial Operations for PhyCor, Inc. from 1995 to 1999. Mr. Owen has more than 35 years of experience in the healthcare industry.

Douglas R. Rippel was appointed to the Board of Directors in December of 2021. Mr. Rippel is the founder of AFF and served as its chief executive officer from 2013 to February 2021 and its executive chairman from 2013 until AFF was acquired by FirstCash. Mr. Rippel also co-founded CURO Holdings Corp. (“CURO”), a publicly traded, technology-enabled consumer finance company serving a wide range of non-prime customers. From 1997 to 2012, Mr. Rippel served as chief executive officer of CURO and served as its secretary and treasurer from 1997 to 2008. Mr. Rippel also served as CURO’s executive chairman of the board of directors from 2012 to January 2022 and its chairman of the board of directors from 2008 to 2012.

There are no family relationships between any director or executive officer.

Director Terms

The directors are divided into three classes. At each annual meeting of stockholders, one class is elected to hold office for a term of three years. Directors serve until the earlier of (i) their death, resignation, retirement, removal or disqualification, or (ii) until their successor is elected and qualified. The directors and director nominee standing for election at the Annual Meeting are Mr. Daniel R. Feehan, Ms. Paula K. Garrett and Ms. Marthea Davis. Messrs. Daniel E. Berce, Mikel D. Faulkner and Randel G. Owen will next stand for election in 2023. Messrs. Rick L. Wessel, James H. Graves and Douglas R. Rippel will next stand for election in 2024.

Required Vote

Proxies will be voted for the election of Mr. Daniel R. Feehan, Ms. Paula K. Garrett and Ms. Marthea Davis as directors of the Company unless otherwise specified in the proxy. A plurality of the votes cast by the holders of shares of Common Stock present, in person or represented by proxy at the Annual Meeting will be necessary to elect the nominees as directors. If, for any reason, any nominee is unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the accompanying proxy. Abstentions will be counted separately and used for purposes of calculating whether a quorum is present at the Annual Meeting. The Company has adopted a voting policy for non-contested director elections, which is described below in the “Corporate Governance, Board Matters and Director Compensation” section.

Recommendation of the Board of Directors

Based on the respective nominees’ experience, the Nominating and Corporate Governance Committee of the Board of Directors and the entire Board of Directors unanimously recommend a vote “FOR” the election of Mr. Daniel R. Feehan, Ms. Paula K. Garrett and Ms. Marthea Davis as directors of the Company.

CORPORATE GOVERNANCE, BOARD MATTERS AND DIRECTOR COMPENSATION

Board of Directors, Committees and Meetings

The Board of Directors held six meetings during the year ended December 31, 2021. Each director attended, either telephonically or in person, at least 75% of the meetings of the Board of Directors during their respective terms, with the exception of Mr. Faulkner who did not attend two of the meetings. Members of the Board of Directors are encouraged to attend the Company’s Annual Meeting; however, attendance is not mandatory. Messrs. Wessel and Feehan attended last year’s Annual Meeting. In addition, the independent directors of the Company meet separately in executive sessions after regularly-scheduled meetings of the Board of Directors and more frequently as deemed appropriate by the independent directors.

During 2021, each committee member attended, either telephonically or in person, at least 75% of the meetings of their respective committees, with the exception of Mr. Faulkner who did not attend one of the Compensation Committee meetings. During 2021, the Audit Committee held four meetings, the Compensation Committee held two meetings and the Nominating and Corporate Governance Committee held one meeting.

During 2021, and as of today, the committees are composed as follows:

Independent Director	Audit	Compensation	Nominating and Corporate Governance
Mikel D. Faulkner (Lead Independent Director)		●	●
Daniel E. Berce	Chair	●
Paula K. Garrett	●
James H. Graves		Chair	●
Randel G. Owen	●		Chair

Board Committees

Audit Committee. The Audit Committee is responsible for the oversight of the Company’s accounting and financial reporting processes. This includes the selection and engagement of the Company’s independent registered public accounting firm and review of the scope of the annual audit, audit fees and results of the audit. The Audit Committee reviews and discusses with management and the Board of Directors such matters as accounting policies, internal accounting controls, procedures for preparation of financial statements and other financial disclosures, scope of the audit, the audit plan and the independence of such accountants. In addition, the Audit Committee has oversight over the Company’s internal audit and regulatory compliance functions. The Board of Directors has determined that all members of the Audit Committee qualify as an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended (“Securities Act”), and the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Board of Directors has adopted a charter for the Audit Committee which is available to stockholders as described below.

Compensation Committee. The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluating the CEO’s performance in light of those goals and objectives, and recommending to the Board of Directors for approval of the CEO’s compensation. The Compensation Committee is also responsible for recommending to the Board of Directors for approval the compensation of all other executive officers of the Company. In addition, the Compensation Committee oversees and approves grants and awards under the Company’s equity-based plans, incentive compensation plans and tax-qualified employee benefit plans, and approves severance and other termination payments to executive officers.

The Board of Directors has adopted a charter for the Compensation Committee which is available to stockholders as described below. Pursuant to its charter, the Compensation Committee may delegate all or a portion of its duties and responsibilities to one or more subcommittees consisting of one or more of its members. For more information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors concerning the governance structure and practices of the Company, including the size of the Board of Directors and the size and composition of various committees of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors, and to recommend to the Board of Directors the nominees to stand for election as directors at the Annual Meeting of Stockholders. The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, which is available to stockholders as described below.

The Board of Directors has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is independent under the listing standards of Nasdaq, the SEC rules and the Company’s Corporate Governance Guidelines. Each of the Company’s committee charters is publicly available and can be accessed on the Investor Relations page of the Company’s website at investors.firstcash.com. Copies of the Company’s committee charters are also available, free of charge, by submitting a written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102.

Directors’ Compensation

The Board of Directors reviews director compensation on a periodic basis. Such reviews include collecting and analyzing benchmarking information from compensation advisory firms regarding the amount and structure of the Company’s director compensation as compared to its peers. The Board of Directors determined the compensation for non-employee directors for 2021 would be structured as follows:
•Annual cash compensation of $100,000, paid in quarterly installments of $25,000;
•A grant of 1,660 restricted stock awards valued at $92,445 on the date of grant, January 27, 2021, which fully vested on December 31, 2021; and
•Supplemental annual cash payments of $25,000 to the lead independent director, $25,000 to the Audit Committee chairman, $20,000 to the Compensation Committee chairman and $15,000 to the Nominating and Corporate Governance Committee chairman, all paid in quarterly installments.

The Board of Directors believes the mix of cash and equity compensation provides a balance between short-term cash compensation and long-term compensation tied to the Company’s stock price performance and serves to match the interests of the Company’s non-employee directors with those of stockholders. Based upon benchmark data of the Company’s 2021 Peer Group (as defined and discussed in the “Compensation Discussions and Analysis”), the Board also believes the total director compensation and the mix of compensation is within the competitive range of such compensation for the companies in the 2021 Peer Group.

For the year ended December 31, 2021, the non-employee directors received compensation for service as a director as described above. There are no supplemental payments for attending the meetings of the Board of Directors and committee meetings. In addition, the directors were reimbursed for their reasonable expenses incurred for each Board of Directors and committee meeting attended. The Company only compensates non-employee directors for their services as directors. The compensation paid to Mr. Feehan is described below, and the compensation paid to Mr. Wessel is described in the “Compensation Discussion and Analysis” section of this Proxy Statement. Mr. Rippel did not receive any compensation for his service during 2021, as he was appointed to the Board of Directors on December 18, 2021, but will receive non-employee director compensation in 2022.

The following table presents information regarding the compensation paid to the non-employee directors and to Mr. Feehan for the year ended December 31, 2021:

Name	Fees Earned or Paid in Cash $	Stock Awards $	All Other Compensation $	Total $
Daniel E. Berce	125,000	92,445	—	217,445
Mikel D. Faulkner	125,000	92,445	—	217,445
Paula K. Garrett	100,000	92,445		192,445
James H. Graves	120,000	92,445	—	212,445
Randel G. Owen	115,000	92,445	—	207,445
Daniel R. Feehan (1)	—	—	300,000	300,000
Douglas R. Rippel (2)	—	—	—	—

(1)    Mr. Feehan currently serves as the chairman of the Board of Directors of the Company. Mr. Feehan also served in 2021 as a non-executive employee of the Company pursuant to an employment agreement dated January 28, 2020, which is filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed with the SEC on February 3, 2020. For a description of Mr. Feehan’s current employment agreement, see “Feehan Employment Agreement” below. The compensation reported represents his salary during the year ended December 31, 2021. In addition, the Company paid for certain standard employee benefit programs for Mr. Feehan, including participation in group health and welfare and retirement benefit plans, which are generally available to all employees.

(2)    Mr. Rippel was appointed to the Board of Directors on December 18, 2021 and did not receive any compensation for his services during 2021.

For 2022, the compensation structure and amounts for the non-employee directors and Mr. Feehan will remain the same as 2021. Mr. Rippel will receive the same compensation in 2022 as the other non-employee directors.

Rippel Election and Registration Rights Agreement

In connection with the AFF Acquisition, the Company agreed to appoint Mr. Rippel to the Board of Directors, effective at the closing of the AFF Acquisition.

Also in connection with the AFF Acquisition, the Company and certain seller parties, including Mr. Rippel (collectively, the “AFF seller parties”), entered into a Registration Rights Agreement, dated December 17, 2021 (the “Registration Rights Agreement”), pursuant to which the Company granted the AFF seller parties certain demand registration rights whereby the Company will file a shelf registration statement under the Securities Act to register the resale of all of the shares of Common Stock issued to the seller parties in connection with the AFF Acquisition, provided, however, that in no event shall the Company be required to file such registration statement prior to June 17, 2022.

For a period of two years after the closing of the AFF Acquisition, the AFF seller parties have agreed to vote their shares of Company common stock in accordance with the Board of Directors’ recommendation with respect to elections of director nominees to the Board of Directors, the ratification of the appointment of the Company’s independent registered public accounting firm, any “say-on-pay” proposal of the Company, any stockholder proposal, or any proposal related to an incentive compensation plan or material amendment thereof, in each case that is submitted to the Company’s stockholders for approval. In addition, the Registration Rights Agreement restricts the AFF seller parties, for a period of two years following the closing of the AFF Acquisition, from, among other things, acquiring any beneficial interest in any voting securities of the Company or seeking to control, change or influence the management or Board of Directors or nominating any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of the Company or any of its affiliates.

Feehan Employment Agreement

In January of 2020, the Company’s chairman of the Board of Directors, Mr. Feehan, entered into a new employment agreement with the Company. The agreement, which was effective January 1, 2020 and ends on December 31, 2023, provides Mr. Feehan with an annual salary of $300,000 and the right to participate in all of the Company’s savings, retirement and welfare benefit plans available to other employees of the Company. Mr. Feehan is not entitled to bonuses, equity grants or other director compensation under this agreement.

The agreement provides that if Mr. Feehan’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreement), Mr. Feehan would be entitled to a lump sum cash severance payment equal to one times (or two times, if such termination occurs within twelve months following a change-in-control of the Company) his salary in effect as of the termination. He would also be entitled to continue to participate in the Company’s health and welfare benefit plans at active employee rates for a period of eighteen months (the “COBRA subsidy”). Furthermore, if such termination occurs within twelve months following a change-in-control of the Company, the Company will pay to the executive, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of health and welfare benefit coverage multiplied by 24.

The agreement prohibits Mr. Feehan from competing with the Company during the employment term and for a period of 24 months following termination of employment. Mr. Feehan is also prohibited from soliciting customers of the Company and from recruiting Company employees during this period.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics is publicly available and can be accessed on the Company’s website at www.firstcash.com. The Company intends to disclose future amendments to, or waivers from, certain provisions of its Code of Business Conduct and Ethics on its website, investors.firstcash.com, in accordance with applicable Nasdaq and SEC requirements. Copies of the Company’s Code of Business Conduct and Ethics are also available, free of charge, by submitting a written request to FirstCash Holdings, Inc., Investor Relations, 1600 West 7th Street, Fort Worth, Texas 76102.

Stock Ownership Guidelines for Directors

In an effort to further align the interests of the directors with the interests of stockholders, the Company adopted a stock ownership guideline for non-employee directors which became effective beginning in 2017. The guideline calls for stock ownership (including the value of non-vested restricted stock awards) having a value equal to five times each director’s annual cash retainer with a five-year accumulation period to fully comply with the guideline once a director becomes subject to the guideline. As of April 18, 2022, all non-employee directors have either met the ownership guideline or have additional time to meet the guideline. Directors who have not met the guideline must retain their vested stock awards until they meet the guideline. While the guideline does not apply to employee directors, the current stock ownership of the two employee directors would meet the guidelines if calculated at five times the directors’ annual salary as employees of the Company.

Director Election (Majority Voting) Policy

The Company has adopted a Director Election (Majority Voting) Policy. Pursuant to this policy, in an uncontested election of directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes for his election must promptly submit an offer of resignation to the Nominating and Corporate Governance Committee following the certification of the stockholder vote for consideration, in accordance with the following procedures.

The Nominating and Corporate Governance Committee will consider any tendered resignation and, promptly following the date of the stockholders’ meeting at which the election occurred, will make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board of Directors, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, the stated reason or reasons why stockholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC and the rules of Nasdaq), and whether the director’s resignation from the Board of Directors would be in the best interests of the Company and its stockholders.

The Nominating and Corporate Governance Committee will also consider a range of possible alternatives concerning the director’s tendered resignation as members of the committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Corporate Governance Committee to have substantially resulted in the “withhold” votes.

The Board of Directors will publicly disclose its decision regarding whether to accept or reject such resignation within 90 days following certification of the stockholder vote and shall disclose the reasons therefor. The Director Election (Majority Voting) Policy is publicly available and can be accessed on the Investor Relations page of the Company’s website at investors.firstcash.com.

Director Independence

The Board of Directors has determined that, with the exception of Messrs. Wessel, Feehan and Rippel, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees and Ms. Davis, are “independent” as defined by Nasdaq, the SEC and the Company’s Corporate Governance Guidelines. No director or director nominee is deemed independent unless the Board of Directors affirmatively determines the director or director nominee has no material relationship with the Company. In making its determination, the Board of Directors observes all criteria for independence established by the rules of the SEC and Nasdaq.

Oversight of Risk Management

The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company. In its oversight role, the Board of Directors regularly reviews the Company’s strategic initiatives, which address, among other things, the risks and opportunities facing the Company. The Board of Directors also has overall responsibility for executive officer succession planning and reviews succession plans from time to time. The Board of Directors has delegated certain risk management oversight responsibility to its committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major risk exposures, including financial risks and cybersecurity, and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. With the assistance of Pay Governance, an independent compensation consulting firm, the Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. While these performance-based compensation and equity programs have been designed and administered in a manner that discourages undue risk-taking by employees, the Compensation Committee believes these programs create appropriate incentives to increase long-term stockholder value. The Compensation Committee has discussed the concept of risk as it relates to the compensation programs and the Compensation Committee does not believe the compensation programs encourage excessive or inappropriate risk taking for the following reasons:
•The Company structures its pay to consist of both fixed and variable compensation. The fixed portion of compensation (salary) is designed to provide a steady income independent of the Company’s stock price performance so that executives do not feel pressured to focus exclusively on short-term stock price performance to the long-term detriment of other important business decisions and metrics and are not encouraged to take unnecessary or excessive risks to achieve corporate objectives. The variable portions of compensation (performance-based cash and equity awards along with time-based equity awards) are designed to reward both short- and long-term corporate performance. For short-term performance, the Company utilizes annual incentive-based cash awards that are based primarily on achieving a combination of earnings and, beginning in 2021, total stockholder return (“TSR”) metrics. The metrics are set annually by the Compensation Committee and approved by the Board of Directors. For long-term performance, the Company grants restricted stock awards with a multi-year vesting period primarily tied to the achievement of long-term earnings metrics, store growth targets and TSR. Beginning in 2021, the Company added a three-year time-based restricted stock award to its long-term incentive plan. The Company believes these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce both superior short- and long-term corporate results.
•Because earnings targets, such as adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, adjusted gross net revenue (gross profit), relative TSR, and store additions are significant performance elements used for determining incentive payments, the Company believes its executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures which may incite management to drive sales or growth targets without regard to cost or profitability.
•The Company caps cash payments for the goals under its annual incentive plan and caps the number of restricted stock awards granted under its long-term incentive plan, which the Company believes also mitigates excessive risk taking. Even if the Company dramatically exceeds its targets, annual incentive payouts and stock grants are limited by such caps. Conversely, the Company has a floor on earnings and growth targets so that performance below a certain level (as approved by the Compensation Committee) does not result in annual incentive payouts or vesting of performance-based stock grants.
•The Company’s incentive compensation programs have utilized meaningful earnings and growth targets for many years and the Company has seen no evidence that this encourages unnecessary or excessive risk-taking.
•The Company believes the use of distinct long-term incentive plans, primarily restricted stock awards, with performance-based vesting over three years, provides a strong incentive for sustained operational and financial performance and aligns the interests of the Company’s executive officers with those of its stockholders.
•The Compensation Committee has discretion to adjust payouts under both the annual and long-term performance plans to reflect the core operating performance of the business, but it prohibits discretion for payouts above stated maximum awards.

Board Leadership Structure

Mr. Feehan serves as chairman of the Board of Directors, while Mr. Wessel serves in the role of CEO and is also the vice-chairman of the Board of Directors. In addition, Mr. Faulkner serves as the lead independent director, serving as a liaison between the independent directors and management, chairing executive sessions of the non-management and independent directors and consulting with the chairman and CEO on board agendas and meeting materials.

The Board of Directors recognizes the leadership structure and combination or separation of the chairman, lead independent director and CEO roles is driven by the needs of the Company at any point in time. The Board of Directors does not believe there should be a fixed rule as to whether the offices of chairman and CEO should be vested in the same person or two different people, or whether the chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to fulfill these roles may dictate different outcomes at different times, and the Board of Directors believes that retaining flexibility in these decisions is in the best interest of the Company and its stockholders.

Director Qualifications

At a minimum, candidates for election or appointment to the Board of Directors must have integrity, be committed to act in the best interest of all the Company’s stockholders and be able and willing to devote the required amount of time to the Company’s affairs, including attendance at meetings of the Board of Directors. The Nominating and Corporate Governance Committee seeks to assure that the Board of Directors is composed of individuals who have experience relevant to the needs of the Company and who have the highest professional and personal ethics, consistent with the Company’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

In recommending candidates, the Nominating and Corporate Governance Committee takes into consideration any criteria approved by the Board of Directors and such other factors as it deems appropriate, including:
•The extent of the candidate’s educational, business, non-profit or professional acumen and experience;
•Whether the candidate assists in achieving a mix of board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;
•Whether the candidate meets the independence requirements established by Nasdaq, the SEC and the Company’s Corporate Governance Guidelines;
•Whether the candidate has the financial acumen or other professional, educational or business experience relevant to an understanding of the Company’s business;
•Whether the candidate would be considered a “financial expert” or “financially sophisticated” as defined by Nasdaq or applicable law;
•Whether the candidate, by virtue of particular technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a board member; and
•Whether the candidate possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties.

The Company’s Board of Directors is currently composed of well-qualified directors, and each director or director nominee has the requisite experience, skills and characteristics to serve on the board. Among, or in addition to, the backgrounds and experiences described in “Proposal 1 - Election of Directors” of this Proxy Statement:
•Mr. Feehan, the Company’s chairman, brings his leadership experience, specifically his experience as Chief Executive Officer of Cash America, his knowledge of the consumer finance industry and its regulatory environment, his experience and background in finance and accounting and his experience as a director of multiple publicly traded companies, which has given him a strong understanding of public company corporate governance.

•Mr. Wessel, the Company’s vice-chairman and chief executive officer, brings over 30 years of management and executive experience in the pawn industry gained from his roles as chief financial officer, chief executive officer and director of the Company. His deep understanding of the Company’s business and his success in expanding its business has been invaluable to the Board of Directors.
•Mr. Berce brings broad senior executive leadership, significant experience in the consumer finance industry and functional expertise in corporate finance and accounting, together with experience in service on other public company boards of directors, including Cash America.
•Ms. Davis brings significant experience and expertise in public relations, communications and government relations, which are areas of increasing importance to the Company given the current regulatory and media environment.
•Mr. Faulkner brings broad senior executive leadership and financial experience, including with domestic and multi-national public and private companies in various industries. Mr. Faulkner’s qualifications include direct executive experience in Latin America.
•Ms. Garrett brings broad senior executive leadership experience along with exceptional strategic and functional business experience in Latin America.
•Mr. Graves brings significant experience in corporate strategy and finance gained from his experience as the managing partner of a management consulting firm and a financial strategy executive, together with meaningful service on the boards of other public companies, including Cash America.
•Mr. Owen brings broad senior executive leadership and financial experience with private and public companies and functional expertise in corporate finance and accounting.
•Mr. Rippel brings over 24 years of experience in both the consumer finance and POS payment solutions industries, including the AFF business, which he founded, owned and operated.

Board Diversity and Refreshment

The Board of Directors and the Nominating and Corporate Governance Committee routinely assess the composition and size of the Board and aim to strike a balance between the knowledge and understanding of the business that comes from longer-term service on the Board and the fresh ideas and perspective that can come from adding new members. As part of this assessment, the Board of Directors and the Nominating and Corporate Governance Committee take diversity-related considerations into account and seek a board that includes directors from diverse professional and personal backgrounds with a broad spectrum of experience and expertise and a reputation for integrity. The Board considers gender, race, nationality, language skills and other personal characteristics in this process and the extent to which the Board of Directors reflect the gender, racial, ethnic and global diversity of the Company’s stockholders, employees and customers. As a result of these assessments, the Board has added three new directors (assuming the election of Ms. Marthea Davis) since 2021, including two female directors, one of whom is racially diverse.

The following table summarizes certain self-identified characteristics of the Company’s board members and nominees (assuming the election of Ms. Davis at the Annual Meeting). Each term used in the table has the meaning given to it in Nasdaq Listing Rule 5605(f).

Board Diversity Matrix (as of April 29, 2022)
Total Number of Directors	9
				Did Not Disclose
	Female	Male	Non-Binary	Gender
Part I: Gender Identity
Directors	2	7	—	—

Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latino	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee will utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will also consider properly-submitted stockholder nominations for candidates for the Board of Directors. The procedures to be followed by stockholders in submitting such nominations are set forth in the “Stockholder Proposals” section. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Procedure for Stockholders and Interested Parties Communications with Directors

The Board of Directors has established a procedure for stockholders and other interested parties to send communications to the Board of Directors. Stockholders and other interested parties may communicate with the Board of Directors generally or with a specific director or the independent directors at any time by writing to the Company’s Corporate Secretary at the Company’s address: 1600 West 7th Street, Fort Worth, Texas 76102. The Corporate Secretary will review all messages received and will forward any message that reasonably appears to be a communication that deals with the functions of the Board of Directors or the standing committees of the Board of Directors, or that otherwise requires the attention of the Board of Directors and the Nominating and Corporate Governance Committee. Communications will be sent as soon as practicable to the director, or group of directors, including the independent directors, to whom they are addressed, or if addressed to the Board of Directors generally, to the chairman of the Nominating and Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are unrelated to the duties and responsibilities of the Board of Directors, such as general business complaints or employee grievances, communications of such matters will not be forwarded to the Board of Directors. The Corporate Secretary has the option, but not the obligation, to forward these other communications to appropriate channels within the Company.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, originally adopted in 2016 and most recently revised in April 2020, meet or exceed the listing standards adopted by Nasdaq and are posted on the Investor Relations page of the Company’s website, investors.firstcash.com, and are also available in print upon request to the Company’s corporate secretary.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

The Company and its senior management team remained committed to environmental sustainability, providing underserved customers with rapid access to capital and operating its business in a manner that results in a positive impact on its employees, communities and the environment.

Environmental Sustainability

The Company’s pawn business extends the life cycle and utilization of popular consumer products. Most of the Company’s merchandise inventories are pre-owned items sourced directly from local customers in each store’s immediate geographic neighborhood. In effect, the Company operates a large consumer product recycling business by acquiring pre-owned items, including unwanted or unneeded jewelry, electronics, tools, appliances, sporting goods and musical instruments from individual customers and resells them to other customers desiring such products within the same neighborhood. By being a large reseller of pre-owned items, the Company believes it extends the life of these products and helps reduce demand for newly manufactured and distributed products, thereby reducing carbon emissions and water usage, resulting in a positive impact to the environment.

The Company estimates that it resold approximately 11 million used or pre-owned consumer product items in its pawn stores during 2021, with a commercial value of approximately $1.1 billion. In addition, the Company recycles significant volumes of precious metals and diamonds whereby unwanted or broken jewelry is collected and melted/processed by the Company and then resold as a commodity for future commercial use. During 2021, the Company estimates that it recycled over 38,000 ounces of gold and over 19,000 carats of diamonds with a combined market value of approximately $57.2 million. This process helps reduce demand for mined precious metals and diamonds, thereby reducing carbon emissions and water usage.

Unlike most brick-and-mortar or online retailers, the Company does not rely on supply chains or manufacturing of its inventories as it sources the majority of its inventory from forfeited pawn loan collateral and merchandise purchased directly from customers. Accordingly, the Company does not own, operate or contract for any manufacturing, supply chain, warehousing or distribution facilities to support its pawn operations. Almost all retail sales and pawn loans are made to customers who live or work within a tight geographic radius of the Company’s stores, and only a very small percentage of sales require delivery service. The Company does not own, lease or operate any long-haul trucks to support its more than 2,800 pawn locations and, other than operating small storefront locations which are typically 5,000 square feet or less, the Company’s operations leave a limited carbon footprint compared to manufacturers and retailers selling new merchandise with extensive supply chain and distribution channels. The Company is working to further reduce energy consumption by retrofitting buildings with LED lighting and reducing corporate travel by utilizing remote work and meeting technologies.

Pawn Loans Offer Safe Lending Solutions in Underserved Communities

It is estimated by multiple studies and surveys that approximately 25% of U.S. households remain unbanked or under-banked. In Latin America, the number of unbanked or under-banked consumers can be as much as 75% of the population in countries such as Mexico. As a result, the majority of the Company’s customers have limited access to traditional forms of credit or capital. The Company contributes to its communities by providing these customers with instant access to capital through very small, non-recourse pawn loans or buying merchandise from its customers. The average credit provided by the Company’s pawn business to a customer is $222 in the U.S. and $77 in Latin America as of December 31, 2021. Traditional lenders such as banks, credit unions, credit card providers or other small loan providers do not efficiently or effectively offer micro credit products of this size.

Pawn loans are highly transparent and responsible products. They are regulated, safe and affordable non-recourse loans for which the customer has no legal obligation to repay. All terms are provided in short, easy to read contracts that allow the Company’s customers to make well-informed decisions before taking out a loan.

Pawn loans differ from most other forms of small dollar lending because the Company does not engage in any post-default collection efforts on delinquent loans, does not take legal actions against its customers for defaulted loans, does not ban its customers for nonpayment, nor does it issue any negative credit information to external credit agencies but rather, relies only on the resale of the pawn collateral for recovery.

The Company promotes a strong corporate culture which emphasizes ethics, accountability and treating customers fairly. This culture is supported by a governance framework with board level oversight of the Company's compliance and internal audit functions.

Employee Profile and Diversity

As of December 31, 2021, the Company had approximately 17,000 employees across five countries (the U.S., Mexico, Guatemala, Colombia and El Salvador). Well over 50% of both the total workforce and employees in management positions identify as female.

U.S. Race and Ethnicity Demographics

Approximately 62% of the Company’s global workforce live and work in Latin America and the vast majority identify as Hispanic. Of all U.S. employees as of December 31, 2021, 70% identify as having a diverse racial and ethnic background and among managers in the Company’s U.S. operations, 65% identify as having a diverse racial and ethnic background.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Management and Directors

The following tables set forth, as of April 18, 2022, the number and percentage of outstanding shares of Common Stock owned by: (i) each of the Company’s directors or director nominees; (ii) the named executive officers as defined in Item 402 of Regulation S-K; and (iii) all directors and executive officers, as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To the best of the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Beneficial Owner	Number of Shares Common Stock		Number of Shares Underlying Exercisable Options or Restricted Stock Awards Vesting Within 60 Days		Total Number of Shares Beneficially Owned	Percent (1)
Directors:
Daniel E. Berce	20,075		663	(2)	20,738	*
Mikel D. Faulkner	9,280		663	(2)	9,943	*
Daniel R. Feehan	53,287		—		53,287	*
Paula K. Garrett	1,660		663	(2)	2,323	*
James H. Graves	24,275		663	(2)	24,938	*
Randel G. Owen	7,580		663	(2)	8,243	*
Douglas R. Rippel	8,046,252	(3)	663	(2)	8,046,915	16.95%

Executive officers:
Rick L. Wessel (also a Director)	801,100		—		801,100	1.69%
T. Brent Stuart	37,620		—		37,620	*
R. Douglas Orr	153,228	(4)	—		153,228	*
Raul R. Ramos	10,477		—		10,477	*
Howard F. Hambleton	13,187		—		13,187	*

Executive officers and directors as a group
(12 persons, including the nominees for director)	9,178,021		3,978		9,181,999	19.35%

(1)    Based on 47,464,357 shares of Common Stock issued and outstanding as of April 18, 2022.

(2)    Reflects a pro rata portion of unvested restricted stock awards that would become vested and convert to shares of Common Stock upon termination of service as a director by reason of retirement.

(3)    Includes 8,046,252 shares owned directly by AFF Services, Inc., which is partially owned and 100% controlled by Douglas R. Rippel Revocable Trust (the “Trust”). The Trust and Douglas R. Rippel are indirect beneficial owners of the reported securities.

(4)    Includes 56,000 shares held by a family limited partnership and 52,728 shares held by a spousal trust.

*    Ownership percentage is less than 1%

Other Beneficial Owners Who Hold More than 5% of the Company’s Common Stock

The table below shows information for persons known by the Company to beneficially own more than 5% of the Company’s Common Stock based on their filings with the SEC through April 18, 2022:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent (1)
BlackRock, Inc.	4,522,647	(2)	9.53%
55 East 52nd Street New York, NY 10055
FMR LLC	6,241,871	(3)	13.15%
245 Summer Street Boston, MA 02210
The Vanguard Group	3,666,888	(4)	7.73%
100 Vanguard Boulevard Malvern, PA 19355

(1)    Based on 47,464,357 shares of Common Stock issued and outstanding as of April 18, 2022.

(2)    This information is based on a Form 13F-HR filed with the SEC on February 10, 2022. BlackRock, Inc. reports that it has sole voting power over 4,438,327 shares of Common Stock beneficially owned.

(3)    This information is based on a Schedule 13G/A filed with the SEC on February 9, 2022. FMR LLC reports that it has sole voting power over 1,385,818 shares of Common Stock and sole dispositive power over 6,241,871 shares of Common Stock beneficially owned.

(4)    This information is based on a Schedule 13G/A filed with the SEC on February 10, 2022. The Vanguard Group reports that it has sole dispositive power of 3,595,537 shares of Common Stock, shared dispositive power over 71,351 shares of Common Stock and shared voting power over 35,867 shares of Common Stock beneficially owned.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of FirstCash’s equity securities to file an initial report of ownership of FirstCash common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Mr. Rippel, a director of the Company, was required to file a Form 3 during the year ended December 31, 2021 with respect to his holdings of Common Stock as of December 18, 2021, the date he became a director of the Company. Mr. Rippel’s Form 3 was not timely filed, but was filed on January 14, 2022.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2021, Messrs. Berce, Faulkner and Graves served as members of the Compensation Committee, were not and have never been an officer of or employed by the Company, and did not have any interlocking relationship with another entity requiring disclosure pursuant to SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company’s Board of Directors has adopted a policy for the review of transactions in which the Company was a participant and in which any related party of the Company (such as an executive officer, director, nominee for election as a director or greater-than-5% beneficial owner of Company stock, or their immediate family members), had a direct or indirect material interest. Pursuant to the Audit Committee Charter, the Audit Committee reviews proposed related party transactions and makes recommendations to the Board of Directors regarding approval or rejection of related party transactions. The Board of Directors reviews the recommendation of the Audit Committee and then approves all related party transactions prior to the Company entering into the transaction. Any such related party transaction is evaluated to determine whether such transaction is for the benefit of the Company and upon terms no less favorable to the Company than if the related party transaction was with an unrelated party. The Company had no transactions, nor are there any transactions currently proposed, in which the Company was or is to be a participant where any related party of the Company (such as an executive officer, director, nominee for election as a director or greater-than-5% beneficial owner of Company stock, or their immediate family members) had a material direct or indirect interest reportable under applicable SEC rules or that required approval of the Board of Directors under the Company’s related party transaction policy.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards and other criteria established by Nasdaq.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of the Company’s financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and RSM US LLP (“RSM”), the Company’s independent registered public accounting firm, the audited financial statements of the Company as of and for the year ended December 31, 2021. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as well as the independent auditor’s report on the effectiveness of the Company’s internal control over financial reporting. Management’s Report on Internal Control over Financial Reporting is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

The Audit Committee met privately with RSM and discussed issues deemed significant by the auditor, including those required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee received from RSM the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding RSM’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with RSM its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services, if any, by RSM was compatible with maintaining its independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and Management’s Report on Internal Control over Financial Reporting referred to above be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

By the Audit Committee:
Daniel E. Berce
Paula K. Garrett
Randel G. Owen

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference therein.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected RSM US LLP (“RSM”) as independent accountants to audit the books, records and accounts of the Company for the year ending December 31, 2022. The Board of Directors has endorsed this appointment.

RSM was first engaged in August 2016 as the Company’s principal accountant and has audited the Company’s consolidated financial statements for the six most recent years ended December 31, 2021.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company for the years ended December 31, 2021 and December 31, 2020, respectively, were as follows:

	2021	2020
Services Provided:
Audit fees (1)	$1,046,275	$768,025
Audit-related fees	68,500	61,900
Tax fees	—	—
All other fees	325,500	—
Total	$1,440,275	$829,925

(1)    Includes $258,250 of audit fees directly related to the AFF Acquisition.

The audit fees for the years ended December 31, 2021 and 2020 were for the audits of the consolidated financial statements of the Company, internal control auditing and reporting as required by Section 404 of the Sarbanes Oxley Act of 2002 and review of the Company’s SEC filings. The audit-related fees for 2021 relate to services provided in connection with the Company’s 2021 senior notes offering. The audit-related fees for 2020 relate to services provided in connection with the Company’s 2020 senior notes offering. The all other fees for 2021 relate to due diligence services provided in connection with the AFF Acquisition.

Audit Committee Pre-Approval Policies and Procedures

The 2021 and 2020 audit services provided by RSM were approved in advance by the Audit Committee.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the types of services to be provided by the Company’s independent accountants and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence and must comply with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

Ratification of the Independent Registered Public Accounting Firm

Stockholder ratification of the selection of RSM as the independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of RSM to the stockholders for ratification. In the event the stockholders do not ratify the appointment of RSM as the independent registered public accounting firm for the year ending December 31, 2022, the adverse vote will be considered as a direction to the Audit Committee and the Board of Directors to select other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the year, it is contemplated that the appointment for the year ending December 31, 2022 will be permitted to stand unless the Audit Committee and the Board of Directors find other good reason for making a change.

Representatives of RSM are expected to be present at the meeting, with the opportunity to make a statement if desired to do so. Such representatives are also expected to be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the Audit Committee’s selection of RSM.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of RSM as the Company’s independent registered public accountants for the year ending December 31, 2022. Unless marked to the contrary, proxies received from stockholders will be voted in favor of ratifying the appointment of RSM as the Company’s independent registered public accountants for the year ending December 31, 2022.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s Common Stock that may be issued under compensation plans as of December 31, 2021.

Number of securities
remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding	(excluding securities
	warrants and rights	options, warrants and rights	reflected in column A)
	(A)	(B)	(C)
Plan Category:
Equity compensation plans approved by security holders	383,000 (1)	$—	3,205,000 (2)

Equity compensation plans not approved by security holders	—	—	—
Total	383,000	$—	3,205,000

(1)Amount reflects the maximum number of shares issuable pursuant to the exercise or conversion of restricted stock awards (assuming the performance goals with respect to performance-based restricted stock awards are achieved at maximum levels).

(2)Reflects shares available for issuance pursuant to the Company’s 2019 Long-Term Incentive Plan, all of which may be issued pursuant to grants of full-value stock awards.

EXECUTIVE OFFICERS

The following table lists the executive officers of the Company as of the date hereof and the capacities in which they serve.

Name	Age	Position
Rick L. Wessel	63	Vice-Chairman of the Board and Chief Executive Officer (“CEO”)
T. Brent Stuart	52	President and Chief Operating Officer (“COO”)
R. Douglas Orr	61	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (“CFO”)
Raul R. Ramos	56	Senior Vice President, Latin American Operations
Howard F. Hambleton	49	AFF President

Rick L. Wessel joined the Company in 1992 and has served as chief executive officer since November 2006 and has been a director since November 1992 and the vice-chairman of the board of directors since September 2016. Mr. Wessel previously served as president from May 1998 to September 2016, chairman of the board from October 2010 to September 2016, vice-chairman of the board from November 2004 to October 2010, secretary and treasurer of the Company from May 1992 to November 2006, and the Company’s chief financial officer from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

T. Brent Stuart joined the Company in September 2016, in conjunction with the Merger, as the president and chief operating officer. Prior to that, Mr. Stuart served as Cash America’s president and chief executive officer since November 2015, Cash America’s president and chief operating officer from May 2015 through October 2015, and Cash America’s executive vice president-chief operating officer from January 2015 through April 2015. Prior to that, Mr. Stuart served as the senior vice president-operations for Cash America’s U.S. retail services storefront lending business from July 2010 to January 2015 and as a regional vice president from November 2008 to July 2010. Prior to joining Cash America, Mr. Stuart held various senior leadership roles in the financial services industry, including the position of vice president with Fremont Investment and Loan from 2006 to 2008, senior vice president with Nationstar Mortgage from 2004 to 2006 and vice president with Novastar Financial, Inc. from 2002 to 2004. He also held various leadership positions with CitiFinancial from 1994 to 2002. Mr. Stuart started his career in financial services with Norwest Finance in May 1992.

R. Douglas Orr joined the Company in July 2002 as the vice president of finance. Since January 2003, Mr. Orr has served as the chief financial officer, and since January 2005, Mr. Orr has also served as executive vice president. In addition, Mr. Orr has served as secretary and treasurer since November 2006. Prior to joining the Company, Mr. Orr spent 14 years at Ray & Berndtson, a global executive search firm, where he served in senior executive and financial management roles. Prior to his employment at Ray & Berndtson, Mr. Orr worked for four years at Price Waterhouse LLP.

Raul R. Ramos joined the Company in 1992 to lead the jewelry operations center. Mr. Ramos has served in a progression of operational management roles since he joined the Company, including his current position of senior vice president, Latin American operations and his positions as vice president of operations and other management roles prior to his current role. In this current role, which he has held since May 2013, Mr. Ramos directs all store operations in the Company’s Latin America and South Texas markets. Prior to his employment with the Company, he worked in the pawn and retail jewelry industries.

Howard F. Hambleton joined the Company in December 2021, in conjunction with the AFF Acquisition as the AFF president. Prior to that, Mr. Hambleton served as AFF’s president from February 2015 to February 2021 and as chief executive officer and president from February 2021 to December 2021. Prior to working for AFF, Mr. Hambleton served as founder, president and chief operating officer of Flexi Compras (formerly Compuvisa), a virtual lease-to-own company, from May 2001 to February 2014. Mr. Hambleton held various leadership roles at GTE Communications Corporation and Schramm Telemedia from 1995 to 2001.

The current executive officers of the Company have significant tenure with the Company and in pawn, lease-to-own or related consumer finance industries. The following table summarizes the experience of the executive officers:

	Years of Experience:
Name	FirstCash		Industry
Rick L. Wessel, CEO	30		30
T. Brent Stuart, COO	13	(1)	29
R. Douglas Orr, CFO	19		19
Raul R. Ramos, SVP Latin American Operations	29		34
Howard F. Hambleton, AFF President	—	(2)	20

(1)    Mr. Stuart joined the Company in September 2016, in conjunction with the Merger, as the president and chief operating officer. Prior to that, Mr. Stuart had been employed by Cash America since 2008.

(2)    Mr. Hambleton joined the Company in December 2021, in conjunction with the AFF Acquisition, as the AFF president. Prior to that, Mr. Hambleton had been employed by AFF since 2015.

All officers serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Program Overview

The long-term strategy and business plans of FirstCash are focused on primarily growing pawn-related revenues and income by opening new pawn locations, acquiring existing pawn stores in strategic markets and increasing revenue and operating profits in existing stores. Additionally, the acquisition of AFF in 2021 provides the Company a meaningful entry into the retail POS payment solutions market in order to diversify its revenues and provide further opportunity for growth. AFF’s strategy is to continue building market share through additional expansion of both its brick-and-mortar and online merchant base while increasing customer utilization rates by continuous improvement and enhancement of its omni-channel user experience. The Company believes the successful execution of these strategies will drive long-term growth in stockholder returns.

The goal of the FirstCash executive compensation program is to attract, motivate and retain the highest quality executives who will provide leadership for the Company in order to execute its long term strategies. The overriding compensation philosophy of the Company is to promote a “culture of ownership” among its executives by aligning their interests with those of its stockholders. The specific objectives of the Company’s compensation programs include:
•Linking Company performance with executive compensation, while not encouraging excessive risk-taking;
•Balancing short- and long-term Company performance with a weighting towards long-term performance; and
•Aligning executives’ interests with those of stockholders through long-term ownership of Company stock.

The Compensation Committee and the Board of Directors continually review and improve the Company’s pay practices for its executive officers (who are referred to in this Proxy Statement as the “named executive officers,” or “NEOs”) to ensure they reward and drive superior performance and align with stockholders’ interests. The Company’s named executive officers for 2021 include:

•	Rick L. Wessel	Vice-Chairman of the Board and Chief Executive Officer (CEO)
•	T. Brent Stuart	President and Chief Operating Officer (COO)
•	R. Douglas Orr	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (CFO)
•	Raul R. Ramos	SVP Latin American Operations
•	Anna M. Alvarado	Former General Counsel (Voluntarily resigned to accept another position effective October 8, 2021)

2021 Operating Results

FirstCash believes it was well-positioned to absorb and quickly recover from the impacts of COVID-19. Coupled with continued expansion of its large store base, it delivered strong growth in earnings and margin expansion in 2021.

The following table presents selected operating results for 2021 compared to 2020 (dollars in thousands, except per share amounts):

	2021	2020	Increase
Revenue	$1,698,965	$1,631,284	4%
Net income	124,909	106,579	17%
Adjusted net income (1)	161,479	125,153	29%
Diluted earnings per share	3.04	2.56	19%
Adjusted diluted earnings per share (1)	3.94	3.01	31%
EBITDA (1)	244,098	213,608	14%
Adjusted EBITDA (1)	289,631	236,974	22%
Earning assets	936,249	498,583	88%

(1)    Non-GAAP financial measure. See detailed reconciliation of non-GAAP financial measures provided in Appendix A.

The COVID-19 pandemic significantly impacted the Company’s business beginning in the spring of 2020 due to quarantines, shelter-in-place and other orders mandating non-essential business closures, travel restrictions and other measures taken in an effort to reduce the spread of COVID-19. Additionally, unprecedented levels of government response to the pandemic were undertaken, primarily in the U.S., through direct stimulus payments, enhanced unemployment benefits and forbearance programs in an effort to mitigate the economic impact of the pandemic on consumers. While these factors resulted in a temporary reduction in demand for most pawn activities, management took decisive steps beginning in 2020 and continuing into 2021 to ensure the long-term profitability and growth of the Company. These steps included:
•Focusing on talent retention by not laying off or furloughing any employees in the U.S. and minimal layoffs in Latin America, while continuing to hire and provide training programs in both regions;
•Continuing to invest in new store openings and acquisitions;
•Investing in significant corporate office and data center remodeling projects, in both the U.S. and Mexico, in order to improve the Company’s technology infrastructures and employee working environments;
•Refinancing and amending long-term credit facilities to enhance liquidity, extend term, lower costs and improve covenant structure to facilitate continued investment in new stores and acquisitions;
•Maintaining cash dividends to shareholders at the existing, pre-pandemic level; and
•Providing increased shareholder communications and outreach over the course of the pandemic.

As a result, the Company was well-positioned to support a significant rebound in pawn demand, especially in the second half of 2021, which resulted in substantial improvements in revenues and profitability metrics in 2021. The Company believes the results demonstrated the resiliency and durability of its core pawn business and were also reflective of management’s operational focus and discipline despite the significant disruptions due to COVID-19.

Pawn Operations Asset Growth and Profitability Highlights
•Pawn earning assets, which are comprised of pawn receivables and merchandise inventories, increased 27% for the Company’s U.S. pawn operations at December 31, 2021 compared to the prior year.
•U.S. pawn segment operating income increased 14% in 2021 compared to 2020.
•Pawn earning assets in Latin America increased 11% (14% on a constant currency basis) at December 31, 2021 compared to the prior year.
•Latin America pawn segment operating income increased 14% (9% on a constant currency basis) in 2021 compared to the prior year.

Earning Assets by Segment
($ in Millions)
$500
$375
$250
$125
$0
$357
$454
$142
$157
U.S. Pawn
Latin America Pawn
2020
2021

Pre-Tax Segment Income
($ in Millions)
$300
$225
$150
$75
$0
$205
$233
$107
$122
U.S. Pawn
Latin America Pawn
2020
2021

Pawn Acquisitions and Store Opening Highlights
•Despite ongoing logistical challenges due to COVID and other supply chain issues, a total of 60 de novo stores were opened in three Latin American countries during 2021.
•Also in 2021, the Company acquired a chain of 26 U.S. pawn stores located in the Houston and San Antonio markets and a chain of 18 pawn stores in the U.S. gulf coast region with locations in southwest Florida, Alabama, Mississippi and Louisiana.
•For the full year, a total of 107 stores were added, composed of 46 acquired U.S. stores, and one de novo store opened in the U.S.
•As of December 31, 2021, the Company operated 2,825 pawn stores, with 1,744 stores located in Latin America and 1,081 stores in the U.S. The Latin American locations include 1,656 stores in Mexico, 60 stores in Guatemala, 15 stores in Colombia and 13 stores in El Salvador.

Strategic Acquisition of AFF
•On December 17, 2021, the Company completed the acquisition of AFF, a leading technology-driven retail POS payments platform primarily focused on providing lease-to-own solutions and other retail financing solutions through approximately 6,500 retail and e-commerce merchant partner locations. Customers can apply for AFF’s products online or through their mobile devices and complete the process electronically or in person at one of AFF’s merchant partner locations.
•The acquisition of AFF facilitates FirstCash’s entry into the large and growing POS payments market and provides opportunities to expand product offerings in FirstCash’s core pawn business.
•AFF is expected to provide significant revenue and earnings growth opportunities for the Company and generate additional cash flows. On a pro forma basis after giving effect to the AFF Acquisition as if it had closed on January 1, 2021, AFF would have accounted for 27% of the Company’s total revenues during 2021.

Other Initiatives
•In December 2021, the Company successfully completed an offering of $550 million of 5.625% senior unsecured notes due in 2030. The Company used the proceeds from the offering to finance the cash consideration and transaction expenses for the AFF acquisition, fully repay the outstanding debt under AFF’s credit facility, pay fees and expenses related to the note offering and reduce the outstanding balance on the Company’s revolving unsecured credit facility.
•Amended its bank line of credit to provide additional financing capacity in order to fund future growth of AFF and support the continued growth of the core pawn business.
•Paid cash dividends to its shareholders totaling $47.5 million, or $1.17 per share, in 2021.
•Repurchased 688,000 shares of common stock at an aggregate cost of $50 million and an average cost per share of $72.10 during 2021.

Summary of Long-term Financial Performance Trends

The following charts highlight key consolidated performance metrics for the past four years, many of which are measures in the Company’s performance-based compensation plans for its senior executive officers:

Total Assets
$4,000
$3,000
$2,000
$1,000
$0
($ in Millions)
$2,108
$2,439
$2,372
$3,836
2018
2019
2020
2021
Total Assets

Earning Assets
$1,000
$750
$500
$250
$0
($ in Millions)
$654
$636
$499
$936
2018
2019
2020
2021
Earning Assets (2)

(1)    Non-GAAP financial measure. See detailed reconciliation of non-GAAP financial measures provided in Appendix A.

(2)    Growth in assets and earning assets in 2021 reflect recovery of pawn assets to near pre-COVID levels and impact from the strategic acquisition of AFF in December 2021. Earning assets consist of pawn loans, finance receivables, net, inventories and leased merchandise, net.

Executive Pay Outcomes and Realized Compensation

Overall, the above financial results indicate the Company has begun to recover financially from the impact of the COVID-19 pandemic, but such recovery has yet to be fully reflected in returns to stockholders. The impact these results had on the Company’s executive compensation programs and outcomes for 2021 was as follows:
•Salaries for 2021 were not increased for the CEO, COO and CFO, reflecting the ongoing COVID-19 pandemic in early 2021, when such salary changes were being contemplated by the Compensation Committee.
•Annual incentive target opportunities were also not increased for 2021:
◦Payouts for the CEO, COO and CFO were between target and maximum, reflecting the financial recovery in 2021 from the negatively impacted 2020 pandemic year when payouts were below target.
◦2021 payouts were negatively impacted by a zero payout for the relative TSR measure covering 2021, as the Company finished below the peer group 25th percentile threshold.
•Long-term incentive payouts for 2021, reflecting financial performance over the 2019-2021 performance period, including both pandemic-impacted years (2020 and 2021), were zero, as the Company came in below threshold on all financial measures and the Compensation Committee chose not to make any adjustments for this performance. By contrast, long-term incentive payouts in 2020, covering performance in 2018-2020 were at 134% of target, reflecting two strong financial performance years (2018 and 2019) coupled with one pandemic year (2020).

Realized compensation for the CEO, COO and CFO for 2020 and 2021, and changes between the two years, are summarized in the table below (dollars in thousands):

	CEO		COO		CFO
Pay Program	2020	2021	2020	2021	2020		2021
Salary	$1,210	$1,210	$747	$747	$695	$	$695
APIP payout	$1,716	$2,428	$882	$1,029	$821		$958
LTIP payout (1)	$3,151	$—	$1,103	$—	$1,103		$—
Total direct compensation	$6,077	$3,638	$2,732	$1,776	$2,619		$1,653
% Decrease in realized total direct compensation		(40)%		(35)%		(37)%

(1)    LTIP payout amounts presented in the year the respective three-year performance period was completed.

The Compensation Committee believes the above results appropriately reflect the Company’s overall performance for 2021, with relatively strong short-term financial performance in 2021, coupled with lower financial performance over the long-term driven by the impact of two pandemic-impacted performance years (2020 and 2021). The overall above outcomes are also directionally correlated to relative stockholder returns during the same period, which have been below historical levels during that timeframe.

Role of the Compensation Committee

The Compensation Committee reviews and administers the compensation program for the Company’s executive officers, including recommending to the Board of Directors for approval of the specific compensation of all of the NEOs. Compensation is typically set at the first Compensation Committee meeting each calendar year after reviewing performance for the past year and prospects for the year ahead. The Compensation Committee regularly meets with the CEO, COO and CFO, who provide insight into how individual executives are performing. The Compensation Committee retains broad flexibility in the administration of the Company’s compensation plans.

The Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties. In particular, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

The Compensation Committee’s Use of an Independent Consultant

The Compensation Committee retained the services of Pay Governance, an independent compensation advisory firm, to advise the Compensation Committee on various aspects of the Company’s compensation program. The Compensation Committee assessed Pay Governance's independence, as required under Nasdaq listing rules. Based on this review, the Compensation Committee does not believe any conflict of interest existed with the work performed by Pay Governance and considers them to be independent.

Pay Governance worked with the Compensation Committee and management to develop the 2021 peer group (“2021 Peer Group”) discussed below and made recommendations on the structure of the 2021 compensation program, including salaries, target award amounts, maximum payouts and the performance metrics included in the 2021 incentive plans. Additionally, Pay Governance presented to management and the Compensation Committee periodic updates on trends and developments across the executive compensation landscape.

Role of the CEO in Executive Compensation Decisions

The Company’s CEO works closely with the Compensation Committee, providing his assessment and recommendations on the competitiveness of the programs and the performance of the other NEOs, and makes recommendations for consideration pertaining to the compensation of the NEOs. The Compensation Committee takes these recommendations into consideration and either approves or works with the CEO to develop suitable proposals. The CEO does not, however, participate in decisions about his own compensation.

Peer Group Benchmarking

The Compensation Committee analyzes the compensation practices of a group of peer companies, consisting of other publicly-traded companies primarily in the pawn, specialty consumer finance and specialty retail industries. All the peer companies are similar to the Company in market cap and revenue. In determining compensation for its NEOs, each element of the Company’s compensation program is compared against the published compensation data of its 2021 Peer Group and other compensation surveys. The Compensation Committee, while mindful of this peer group and survey data, has not established a specific range of compensation for any element of pay from the peer group, but instead uses the data as a general guideline for discussion and consideration. The overall goal of this process is to enable the Company to provide total compensation packages competitive with prevailing practices in the Company’s industry and within the Company’s peer group.

The Compensation Committee engaged Pay Governance to help construct the 2021 Peer Group. The following specific factors, among other things, were considered during the construction of the 2021 Peer Group:
•Market capitalization
•Revenue
•Assets
•Geographic footprint (specifically companies with operations in both the U.S. and Latin America)
•Customer base (specifically serving value-conscious and/or credit-constrained consumers)
•Regulatory environment (specifically in highly regulated consumer finance and other financial services industries)
•Peer companies used by proxy advisors for comparison

The Compensation Committee believes the lack of a significant number of public pawnshop competitors creates difficulty in constructing a direct peer group. Accordingly, the 2021 Peer Group is constructed with input from Pay Governance using a broader group of companies which are generally indicative of the underbanked, cash-constrained and value-conscious retail consumer that make up the majority of the Company’s customer base and which are also aligned with the Company’s increasing size and complexity. The Compensation Committee used the 2021 Peer Group to benchmark executive and director compensation levels and practices.

For 2021, Enova International, Inc. was added as a peer company to the previous peer group utilized by the Committee. As a result, the Compensation Committee established the following group of peer companies for benchmarking compensation for 2021:

2021 Peer Group	Industry	Geographic Focus
Pawnshop Companies:
EZCORP, Inc.	Pawnshop operator	United States, Latin America

Consumer Finance and Related Service Companies:
Credit Acceptance Corporation	Specialty consumer finance	United States
Encore Capital Group, Inc.	Specialty consumer services	Worldwide (including Latin America)
Enova International, Inc.	Specialty consumer finance	United States, Brazil
Green Dot Corporation	Specialty consumer finance	United States
H&R Block, Inc.	Specialty consumer services	United States, Canada, Australia
OneMain Holdings, Inc.	Specialty consumer finance	United States
PRA Group, Inc.	Specialty consumer services	United States, Canada, Europe

Retail and Related Consumer Companies:
Aaron’s, Inc.	Specialty retail/consumer finance	United States, Canada
Big Lots, Inc.	Specialty retail	United States
Cinemark Holdings, Inc.	Consumer entertainment	United States, Latin America
DSW Inc.	Specialty retail	United States
Five Below, Inc.	Specialty retail	United States
Rent-A-Center, Inc.	Specialty retail/consumer finance	United States, Canada, Latin America, Puerto Rico
Sally Beauty Holdings, Inc.	Specialty retail	North America, Latin America, Europe
Six Flags Entertainment Corporation	Consumer entertainment	United States, Latin America, Canada

The following table, based on data compiled by Pay Governance as of December 31, 2020, shows a comparison of FirstCash’s market cap, revenues, assets and relative percentile rank to the 2021 Peer Group (dollars in millions):

	2021 Peer Group Median	FirstCash	FirstCash Percentile of 2021 Peer Group
Market cap	$1,920	$2,902	69th
Revenues	$1,618	$1,631	50th
Assets	$2,886	$2,372	36th

2021 Say-on-Pay Vote and Stockholder Dialogue

At the Company’s 2021 Annual Meeting of Stockholders, the stockholders approved the 2020 compensation of the NEOs with 92% of the votes cast in favor of the Company’s compensation programs. The Company’s senior executives meet regularly with significant stockholders, and during 2021 did not receive substantive comments or inquiries regarding concerns around the compensation programs. Given the strong stockholder support for the Company’s compensation programs evidenced by the 2021 say-on-pay vote and the lack of direct comment from stockholders, the Company did not engage in a specific outreach program with stockholders regarding changes to its executive compensation program. Future advisory votes on executive compensation will serve as an additional tool to guide the Board of Directors and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

The following chart details the Company’s history of the strong and consistent shareholder approval of the Company’s compensation program over the past five years:
Elements of Compensation

The Company’s compensation plan for its NEOs is focused on total direct compensation, which is primarily performance-based and at-risk, with a substantially smaller guaranteed portion. The compensation paid to the NEOs currently includes salary, annual performance-based cash incentives for the CEO, COO and CFO, annual cash bonuses for NEOs other than the CEO, COO and CFO, and long-term incentive compensation (primarily in the form of performance-based and time-based restricted stock awards). The following table summarizes the key elements of compensation in 2021 for the CEO, COO and CFO:

	Salary	Annual Performance Incentive Program (“APIP”)	Long-Term Incentive Program (“LTIP”)
Form of compensation	Cash	Cash	Equity — Restricted Stock Awards
Type	Fixed	Performance-based	75% Performance-based 25% Time-based
Purpose	Fixed pay	Drive short-term financial performance and growth	Drive long-term growth, align management interests with those of stockholders and promote retention
Performance period	Ongoing	1 year	Typically 3 years
Performance measures	N/A	• Adjusted earnings per share • Adjusted EBITDA • Adjusted net revenue • Relative stockholder return	• Adjusted net income • Store growth • Relative stockholder return
Performance determination	Based in part on individual performance, experience and expertise	Formulaic	Formulaic

“At-Risk” Pay Mix

A significant portion of the compensation for the Company’s NEOs is in the form of at-risk variable compensation. All annual cash awards and the majority of equity awards are variable under objective, performance-based plans with the only significant element of fixed compensation being each NEO’s salary and the portion of the restricted stock award grant which is time-based. The Company does not provide for other supplemental retirement plans or other non-qualified plans, which are typically not performance-based. Accordingly, the Company believes the pay mix for the NEOs appropriately aligns their interests with those of its stockholders.

The mix of compensation elements at target award levels for the CEO used in 2021 is as follows:

Key Features of the Executive Compensation Program

The Compensation Committee is mindful of evolving practices in executive compensation and corporate governance. The table below highlights the Company’s current executive compensation practices—both the practices it believes will drive performance and mitigate risk (left column) and the practices it has not implemented or eliminated because it does not believe they would serve stockholders’ long-term interests (right column).

What The Executive Compensation Program Does:	What The Executive Compensation Program Does Not Do:
Emphasizes an appropriate mix of cash and equity, annual and long-term compensation and fixed and variable pay. All 2021 APIP and 75% of LTIP for the top three executives are performance-based and use multiple metrics in each plan	Does not provide for annual cash incentive compensation payouts based on a single performance metric, reducing compensation program risk as a result
Pays senior executives’ salaries commensurate with their backgrounds, years of experience, special skill sets and competitive practice	Does not provide guaranteed salary or target incentive award increases
Provides annual cash incentive awards which are tied directly to Company performance based on revenue-based, earnings-based and TSR-based metrics	Does not normally contemplate discretionary cash awards to the top three senior executives but does recognize that there may be situations when judgment can and should be exercised in the context of unusual and unanticipated circumstances
Provides annual grants of long-term performance-based equity awards primarily based on attainment of cumulative long-term growth targets for net income and store additions along with relative total stockholder returns

Equity awards are forfeited if the executive leaves the Company voluntarily or is terminated for cause before the vesting date, which is generally three years from the date of grant for the senior executives	Does not allow repricing of underwater stock options without stockholder approval

Does not dilute the Company’s stockholders with excessive equity grants to employees. The Company’s 2021 “burn rate,” or stock awards granted (assuming achievement of maximum award outcomes) as a percentage of the weighted-average common shares outstanding, was 0.37%
Change in control provisions for the senior executive officers have "double-trigger" severance and equity benefits in the event of involuntary termination following a change-in-control in exchange for a two-year non-compete and non-solicitation agreement
Does not provide for “single-trigger” severance upon a change in control or excise tax gross-up protection for executives in connection with a change-in-control
Caps the maximum annual incentive award and long-term performance award for the top three executives and provides minimum performance thresholds below which no incentive awards are granted, serving to manage compensation program risk
Does not provide for automatic minimum payout awards for annual or long-term performance-based awards
Senior executives participate in the same 401(k) retirement plan as all other domestic employees and receive modest perquisites with a sound business rationale	Does not provide supplemental retirement plans, non-qualified deferred compensation plans or other excessive executive perquisites
Subjects all incentive-based compensation to a “clawback” policy that allows the Company, in the event of a restatement of its financial results, to recover excess amounts erroneously paid to NEOs under certain circumstances
Does not encourage unnecessary or excessive risk-taking as a result of the Company’s compensation policies
Requires NEOs and directors to meet robust stock ownership guidelines	Does not permit hedging of Company stock

Salary

The Company offers what it believes to be competitive salaries to its NEOs. The salary must be sufficient to attract and retain talented executives and provide a secure base of cash compensation. In addition, salary levels for the Company’s NEOs are set at levels that the Compensation Committee believes to be, based on its general business experience and review of peer company data, competitive in relation to the salary levels of executive officers in the Company’s peer group, taking into consideration the NEO’s position, tenure, responsibility and need for special expertise. In setting the CEO’s salary in particular, the Compensation Committee believes Mr. Wessel’s long tenure with the Company and the significant complexity of operating over 2,800 pawn locations in five countries alongside the new AFF business line warrants a salary above the median for the peer group.

Annual salary increases, typically determined in January of each year, are not guaranteed. Salary increases, if any, take into account factors such as the executive’s performance against job expectations, changes in the market, increased job responsibilities and experience. Given the impact of the COVID-19 pandemic on the Company’s profitability in 2020 and the expected ongoing impacts in 2021 as of December 31, 2020, the CEO, COO and CFO did not receive salary increases for 2021, and the other NEOs received modest cost of living increases of 3%.

The following table details each NEO’s salary amounts for 2021, 2020 and 2019:

	2021		2020		2019
NEO	Base Salary	% Change Over Prior-Year Period	Base Salary	% Change Over Prior-Year Period	Base Salary
Rick L. Wessel, CEO	$1,210,250	0%	$1,210,250	3%	$1,175,000
T. Brent Stuart, COO	746,750	0%	746,750	3%	725,000
R. Douglas Orr, CFO	695,250	0%	695,250	3%	675,000
Raul R. Ramos, SVP Latin American Operations	467,857	3%	454,230	3%	441,000
Anna M. Alvarado, General Counsel (1)	556,973	3%	540,750	3%	525,000

(1)    Ms. Alvarado resigned effective October 8, 2021. The actual salary received in 2021 for the partial year was $433,053.

Short-Term Incentive Compensation

The Company’s short-term incentive plans for the NEOs are intended to drive annual operating and financial results deemed crucial to the Company’s success.

Annual Performance Incentive Program

The CEO, COO and the CFO are granted opportunities to earn annual cash incentive compensation through the APIP based upon the achievement of annual performance goals established annually by the Compensation Committee which are tied to specified objective performance measures. The performance targets are established by the Compensation Committee using the Company’s annual operating plan prepared by management and reviewed and approved by the Board of Directors at the beginning of each year. The Company’s level of achievement of the performance goals set forth in the annual operating plan will result in the payment of a cash incentive award equal to a percentage of the salary of the participating NEO.

The APIP performance measures and goals are reviewed and approved annually by the Compensation Committee and are designed to reinforce the Company’s focus on profitability and enhancement of long-term stockholder value. The CEO may earn an annual cash incentive between 0% and 300% of his salary, while the COO and CFO may earn between 0% and 200% of their respective salaries. The range of percentages for each participating NEO is based on the scope of the officer’s responsibilities, internal pay equity among participating NEOs with similar responsibilities and competitive considerations, and are reviewed annually by the Compensation Committee. There were no changes in the range of percentage payouts for 2021.

In January 2021, the Compensation Committee established the following performance measures and weightings for the 2021 APIP:

Performance Measure	Weight
Adjusted diluted earnings per share	25%
Adjusted EBITDA	25%
Adjusted net revenue (gross profit)	25%
Relative TSR to the Company’s peer group	25%

The Compensation Committee believes the nature and weighting of the performance measures should provide an appropriate mix of short-term targets directed primarily at earnings growth:
•Adjusted diluted earnings per share represents the performance metric which the Compensation Committee believes most impacts stockholder returns over a one-year period.
•Adjusted EBITDA also measures the achievement of earnings targets, but excludes the potential impact of share repurchases, financing activities and tax strategies, resulting in a more pure measure of operating profitability.
•Adjusted net revenue performance measures the quality of top-line revenue growth as it includes a profitability component (gross profit).
•The relative TSR measure is tied directly to the Company’s share price and dividend performance compared to its peers and management’s ability to create future stockholder value and further aligns the interests of management and the Company’s stockholders.

The 2021 APIP financial performance goals (excluding relative TSR) and the resulting target growth rates over 2020 actual results were as follows (dollars in thousands, except per share amounts):

Performance Measure	2021 Target	2020 Actual	Growth Rate
Adjusted diluted earnings per share	$3.25	$3.01	8%
Adjusted EBITDA	$253,000	$236,974	7%
Adjusted net revenue (gross profit)	$945,000	$911,139	4%

The 2021 financial performance targets set in January 2021 reflected the continued impacts of COVID-19, including unprecedented levels of government stimulus programs which significantly reduced the demand for pawn loans. Nonetheless, the Compensation Committee decided it was in the best interests of the Company and its stockholders to set targets that represented meaningful improvements over the prior year (2020) and led the Company forward toward a full recovery from the impact of the pandemic. Accordingly, the growth rates provided in the table above reflected negative COVID-related impacts on earnings in the first and second quarters of 2021, which were more than offset by stretch targets reflecting significant recovery in comparative earnings in the second half of the year. While the 2021 growth targets were slightly below comparable 2020 APIP growth targets, the Compensation Committee noted that the 2020 APIP financial performance targets were set prior to the onset of the COVID-19 pandemic and the resulting impact on the Company’s 2020 financial results.

Finally, the Compensation Committee eliminated the Latin America operations segment net revenue growth performance measure for the 2021 APIP and added the adjusted net revenue measure (a Company-wide measure) and the relative TSR measure (measured over one-year). The changes resulted in a lower weighting on adjusted diluted earnings per share and adjusted EBITDA. These changes were made by the Compensation Committee to maintain a significant focus on overall Company financial results (75% in 2021 vs. 80% in 2020) and to provide room to link 2021 APIP payouts directly to the returns realized by shareholders (25% weighting in 2021). As noted in the Long-Term Incentive Compensation section below, the Compensation Committee also implemented a 3-year relative TSR measure in the LTIP, further emphasizing the focus on shareholder returns.

Achievement of 2021 APIP Performance Goals

The following table sets forth the threshold, target and maximum performance goals for each performance measure and the actual performance achieved during 2021 (dollars in thousands, except per share amounts):

	2021 Performance Range			2021 Actual Performance
Performance Measure	Threshold	Target	Maximum
Adjusted diluted earnings per share	$3.05	$3.25	$3.45	$3.94
Adjusted EBITDA	$237,759	$253,000	$268,241	$289,631
Adjusted net revenue (gross profit)	$888,072	$945,000	$1,001,928	$965,514
Relative TSR to the Company’s peer group percentile	25th	50th	75th	18th

The following table sets forth the threshold, target and maximum percentages of each eligible NEO’s salary available to be earned, the percentage of each participant’s salary earned based on the actual performance achieved, the target award and the actual award paid:

				Award Earned Based on Actual Performance (% of Salary)	Cash Incentive Award Earned Based on Actual Performance
	Potential Award (% of Salary)
NEO	Threshold	Target	Maximum
Rick L. Wessel, CEO	25%	150%	300%	201%	$2,428,064
T. Brent Stuart, COO	25%	125%	200%	138%	$1,029,115
R. Douglas Orr, CFO	25%	125%	200%	138%	$958,141

The Compensation Committee believes the amounts earned under the 2021 APIP appropriately reflect the Company’s operating results and shareholder returns for 2021:
•The two consolidated earnings performance measures, adjusted earnings per share and adjusted EBITDA, increased by 31% and 22%, respectively, compared to 2020 and the Company achieved 121% and 115% of the target, respectively, for each performance measure. The increases in adjusted earnings per share and adjusted EBITDA were driven by significant recovery in revenues in the second half of 2021 and continued expense discipline during the year.
•The third performance measure, adjusted net revenue, increased 6%, also driven primarily by continued recovery of the Company’s pawn operations.
•While the Company met or exceeded its financial target measures, total shareholder returns compared to the Company’s peer group for 2021 were below the threshold and did not qualify for an award.

The following chart details the APIP award paid over the past four years to each participating NEO (in thousands):

APIP Award Paid
$4,000
$3,000
$2,000
$1,000
$0
$3,525
$2,443
$1,716
$2,428
$1,450
$1,116
$882
$1,029
$1,350
$1,047
$821
$958
CEO
COO
CFO
2018
2019
2020
2021

Other Cash Bonuses

Annual discretionary cash bonuses are paid to NEOs not participating in the APIP and other key employees to reflect the breadth of their expertise and responsibility, achievement of certain financial or strategic results and to make the cash component of compensation competitive with that of the Company’s peers. While the Company maintains broad discretion to vary overall cash compensation for a given year by varying the amount, if any, of such cash bonuses, these bonuses are typically determined by evaluating financial and strategic targets such as revenues, operating profits and margins and store additions, among other criteria, in a manner similar to the NEOs participating in the APIP. These cash bonuses may reflect a material part of the NEOs’ overall compensation, with payments commensurate with the executive’s position, responsibilities and individual and overall Company performance. The resulting 2021 cash bonus award of $750,000 to Mr. Ramos was reviewed and approved by the Compensation Committee based on the CEO’s recommendation. Ms. Alvarado resigned voluntarily effective October 8, 2021, and accordingly was not eligible for a cash bonus for 2021.

Long-Term Incentive Compensation

The Company makes annual equity awards to its NEOs and certain other employees to provide incentive for them to achieve targeted levels of financial performance, stay with the Company over the long term and align their interests with those of the Company’s stockholders. These equity awards also provide additional flexibility to the Compensation Committee to reward superior performance by NEOs and certain other employees, generally in late January or early February of each year. The date of grant for all equity awards is the date of Compensation Committee approval. The Company believes all such equity grants as described herein align the executives’ interests with those of the Company’s stockholders.

While the use of equity awards is an important part of the Company’s overall executive compensation program, the Company is also aware of its responsibility to its stockholders to exercise judgement in the granting of such awards. As a result, the Company monitors its annual share usage, or “burn rate,” and the LTIP’s potential dilutive impact on its stockholders.

The annual share usage, or burn rate, under the LTIP for the last three years was as follows:

	2021	2020		2019
Total restricted stock awards granted (annual share usage) (1)	153,036	145,923	(2)	128,381
Weighted-average common shares outstanding	40,975,000	41,502,000		43,020,000
Annual share usage as percentage of shares outstanding (burn rate)	0.37%	0.35%		0.30%

(1)Assuming the performance goals with respect to performance-based restricted stock awards are achieved at maximum levels.

(2)Excludes the January 2020 grant of performance-based restricted stock awards as they were cancelled and replaced in December 2020.

The Compensation Committee has established an LTIP for the CEO, COO and CFO. Performance-based restricted stock awards granted under the LTIP typically vest over a three-year period, contingent upon the Company attaining defined performance goals tied to earnings, growth and shareholder return metrics. To determine the number of restricted stock awards that vest under the LTIP, the Compensation Committee measures the cumulative performance of the Company at the end of the three-year performance period against the cumulative performance goals approved by the Compensation Committee typically in the first quarter of the year of the initial grant. The Company’s level of achievement of the performance goals set forth in the cumulative performance period will result in the vesting of restricted stock awards between zero and 150% of a stated target number of shares. The performance goals are designed to reinforce the Company’s focus on profitability and long-term stockholder value performance. The Company added a time-based vesting element to its LTIP in 2021 based on the results of benchmarking its compensation plans to its peer group. The target number of shares for each participating executive officer is based on the scope of the officer’s responsibilities, internal pay equity among participating executive officers with similar responsibilities and competitive considerations and are reviewed annually by the Compensation Committee.

2021 Restricted Stock Awards Granted to the CEO, COO and CFO Under the LTIP

In January 2021, performance-based and time-based restricted stock awards were granted under the LTIP to the CEO, COO and CFO. The Compensation Committee established the following award weightings, performance measures and performance periods for the January 2021 awards:

Performance Measure	Weighting (At Target)	Cumulative Performance Period
Adjusted net income	25%	January 1, 2021 — December 31, 2023
Store additions	25%	January 1, 2021 — December 31, 2023
TSR relative to the Company’s peer group	25%	January 1, 2021 — December 31, 2023
Time vested award (three year cliff vesting)	25%	Vesting Date — December 31, 2023

For the performance targets, which were established in January 2021, the cumulative three-year performance goal for adjusted net income was based on target adjusted net income for 2021 (on a basis which was equivalent to the level of the target profitability metrics used in the APIP) with increases in 2022 and 2023 based on long-term growth rates established by the Compensation Committee. The cumulative three-year performance goal established for store additions was based on the total store additions budgeted for 2021 with increases in 2022 and 2023 based on a long-term store growth rate established by the Compensation Committee. The relative TSR target was established at the 50th percentile of the Company’s compensation peer group established for 2021.

The following table sets forth each NEO’s threshold, target and maximum stock grant opportunities and the respective grant date fair value of the performance-based awards:

	CEO			COO/CFO
	Threshold (1)	Target	Maximum	Threshold (1)	Target	Maximum
Considered Award Value (2):
Adjusted net income	$243,750	$975,000	$1,462,500	$84,375	$337,500	$506,250
Store additions	243,750	975,000	1,462,488	84,375	337,500	506,241
TSR relative to the Company’s peer group	487,500	975,000	1,462,500	168,750	337,500	506,250
Total	$975,000	$2,925,000	$4,387,488	$337,500	$1,012,500	$1,518,741

Award Shares Granted (3):
Adjusted net income	3,679	14,715	22,072	1,273	5,094	7,640
Store additions	3,679	14,715	22,072	1,273	5,094	7,641
TSR relative to the Company’s peer group	7,357	14,715	22,072	2,547	5,094	7,640
Total	14,715	44,145	66,216	5,093	15,282	22,921

Grant date fair value of award (4)	$863,476	$2,590,429	$3,885,555	$298,857	$896,748	$1,345,004

(1)    No award is earned if actual performance is less than the performance measure threshold amounts.

(2)    The considered award values are amounts determined by the Compensation Committee in setting target compensation and are used to determine the award shares granted. These values do not represent the grant date fair value shown in the “Stock Awards” column of the Summary Compensation Table below.

(3)    Award shares granted are determined by dividing the considered award values by the average of the closing price of the Company’s stock over the 45 trading days immediately prior to the grant date, which was $66.26 per share.

(4)    For the adjusted net income and store additions, the grant date fair value was determined by multiplying the number of award shares granted by the closing market price of $58.68 per share for the Company’s stock on the date of the grant. For the relative TSR performance measures, the grant date fair value was determined using a Monte-Carlo model on the date of grant.

Time-based restricted stock awards represented 25% of the target LTIP awards granted in January 2021. The time-based awards have a three year cliff vesting schedule under which the shares will vest if the NEO remains employed by the Company through December 31, 2023.

The following table sets forth each NEO’s time-based stock grant award value, shares granted and the grant date fair value of the awards:

NEO	Considered Award Value (1)	Award Shares Granted (2)	Grant Date Fair Value (3)
CEO	$975,000	14,715	$863,476
COO/CEO	337,500	5,094	298,916

(1)    The considered award values are amounts determined by the Compensation Committee in setting target compensation and are used to determine the award shares granted. These values do not represent the grant date fair value shown in the “Stock Awards” column of the Summary Compensation Table below.

(2)    Award shares granted are determined by dividing the considered award values by the average of the closing price of the Company’s stock over the 45 trading days immediately prior to the grant date, which was $66.26 per share.

(3)    The grant date fair value was determined by multiplying the number of award shares granted by the closing market price of $58.68 per share for the Company’s stock on the date of the grant.

The time-based restricted stock grants made in 2021 to the CEO, COO and CFO represent the first time the Compensation Committee elected to provide such awards. The Compensation Committee considered several issues when it made this decision, including the need to provide a better balance between performance and retention incentives while at the same time maintaining a significant emphasis on performance-based awards. The Committee believed the prior methodology of using 100% performance-based awards was at the extreme end of competitive practice and determined that a 75%/25% split between performance-based and time-based awards, respectively, maintained the proper emphasis on performance-based awards while providing for a retention element missing in prior years from the long-term incentive program. Such a split is also well above general shareholder expectations and peer group practices where at least 50% of the total long-term incentive mix is performance-based.

Historical LTIP Grants and Performance:

2019 LTIP Grants — In 2019, the CEO, COO and CFO were granted awards of performance-based restricted stock awards under the LTIP. The 2019 grant had a three-year cumulative performance period that began on January 1, 2019 and ended on December 31, 2021. As presented below, the Company’s financial performance during the measurement period was negatively impacted by COVID-19 in 2020 and 2021, and accordingly, the Company did not meet the threshold payout for any of the performance goals, resulting in no payout to the CEO, COO and CFO.

The following table sets forth the three-year cumulative performance goals for each of the performance measures of the 2019 grant and the actual three-year cumulative performance achieved (dollars in thousands):

		Cumulative Performance Goals			Cumulative Actual Performance	Payout as a % of Target Shares
2019 Grant Performance Measure	Weight	Threshold	Target	Maximum
Adjusted net income (1)	40%	$461,601	$499,028	$536,455	$445,615	0%
Pawn revenue (on a constant currency basis)	40%	$5,251,217	$5,676,992	$6,102,766	$5,204,124	0%
New store openings	20%	230	248	267	225	0%
Weighted Total Payout						0%

(1)    The adjusted net income performance measure for the 2019 grant is defined as adjusted net income as calculated in the Company’s SEC filings further adjusted to exclude net income derived from legacy non-core payday lending operations, which was discontinued in June of 2020. Both the cumulative performance goals and actual performance exclude net income derived from such operations.

The following table sets forth each participant’s threshold, target and maximum stock grant opportunities for the 2019 grant based on the achievement of the three-year cumulative performance goals and the actual number of shares that vested on February 19, 2022 based on the actual three-year cumulative performance:

					Shares Awarded Based on Actual Three-Year Cumulative Performance
	Potential Share Award			Payout as a % of Target Shares
NEO	Threshold	Target	Maximum
Rick L. Wessel, CEO	10,498	41,990	62,985	0%	—
T. Brent Stuart, COO	3,817	15,269	22,904	0%	—
R. Douglas Orr, CFO	3,817	15,269	22,904	0%	—

2020 LTIP Grants — In 2020, the CEO, COO and CFO were granted awards of performance-based restricted stock awards under the LTIP. The 2020 grant has a three-year cumulative performance period for the relative TSR performance measurement that began on January 1, 2021 and ends on December 31, 2023. The adjusted net income and store additions performance measurements have a two-year cumulative performance period that began on January 1, 2021 and ends on December 31, 2022. These grants are more fully described in the table of Outstanding Equity Awards as of December 31, 2021 provided later in this section.

Summary of Historical LTIP Payout Results

The following chart details the LTIP award earned over the performance period by each participating NEO for the 2017, 2018 and 2019 grants:

Other Restricted Stock Awards

During January 2021, the Company granted 4,000 time-based restricted stock awards to Mr. Ramos, and 6,000 time-based restricted stock awards to Ms. Alvarado. While the Company maintains broad discretion over time-based grants, these grants are commensurate with each NEO’s position, responsibilities and individual and overall Company performance. These time-based awards vest in five equal annual installments and become fully vested in December 2025. Ms. Alvarado resigned effective October 8, 2021, and the unvested restricted stock awards were canceled.

Compensation Plan Actions for 2022

As a result of the continued efforts to align pay programs with market best practices, the Company has made certain changes in its compensation programs beginning in 2022, based on recommendations from Pay Governance and the Compensation Committee. The most significant change was the addition of the AFF President as a participant in the APIP and LTIP plans with separate and distinct performance measures and weightings for AFF specific performance as well as overall Company performance. The threshold, target and maximum APIP percentages, expressed as a percentage of salary, did not change for 2022 for the CEO, COO and CFO.

APIP

The Compensation Committee established the following performance measures and weightings for the 2022 APIP:

Performance Measure	Weight
CEO/COO/CFO (no change for 2022):
Adjusted diluted earnings per share	25%
Adjusted EBITDA	25%
Adjusted net revenue (gross profit)	25%
1-year relative TSR vs. compensation peers	25%

AFF President (new for 2022):
Adjusted diluted earnings per share (Corporate wide)	25%
AFF adjusted EBITDA	50%
1-year relative TSR vs. compensation peers	25%

LTIP

For 2022-2024 LTIP, the Compensation Committee eliminated the store additions measure in the context of the AFF acquisition and reallocated the 25% previously allocated to that measure to each of the other measures (10% each to adjusted net income/AFF EBITDA and 3-year relative TSR and 5% to time-based awards). In addition, the Compensation Committee used AFF EBITDA in place of adjusted net income for the AFF President to ensure an appropriate incentive was in place to drive the long-term growth and profitability of AFF.

The Compensation Committee established the following performance measures, weightings and cumulative performance periods for the 2022-2024 LTIP:

Performance Measure	Weight	Cumulative Performance Period
CEO/COO/CFO:
Adjusted net income	35%	January 1, 2022 — December 31, 2024
3-year relative TSR vs. compensation peers	35%	January 1, 2022 — December 31, 2024
Time vested award (three year cliff vesting)	30%	Vesting Date — December 31, 2024
AFF President:
AFF EBITDA	35%	January 1, 2022 — December 31, 2024
3-year relative TSR vs. compensation peers	35%	January 1, 2022 — December 31, 2024
Time vested award (three year cliff vesting)	30%	Vesting Date — December 31, 2024

Perquisites and Personal Benefits

The NEOs received additional remuneration consistent with the Company’s approach to hiring and retaining key personnel, such as benefits provided to all full-time employees, including matching contributions to 401(k) accounts, health insurance, life insurance and disability insurance. Certain NEOs received perquisites, such as automobile allowances, club memberships, and, for the CEO, opportunities to travel using the Company’s aircraft.

The Company does not provide supplemental non-qualified retirement or deferred compensation plans to any of its executives.

The aggregate incremental cost to the Company during 2021 of such benefits is reflected in the Summary Compensation Table below.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all of its directors, officers and employees from engaging in “short sales” or “sales against the box” or trading in puts, calls, warrants or other derivative instruments on the Company’s securities. The Board of Directors believes this prohibition further aligns the interests of directors and executives with those of stockholders, facilitates compliance with insider-trading and other applicable laws, and aids in preventing directors and executives from subjecting themselves to an actual or potential conflict of interest with the Company or creating the appearance of such a conflict.

Executive Stock Ownership and Retention Guidelines

The Company’s Board of Directors has adopted stock ownership guidelines pursuant to which all NEOs are expected to own shares of Company stock, or hold unvested time-based restricted stock awards, equal in total to a multiple of the NEO’s salary, as follows:

Current Named Executive Officers	Target Multiple			Current Multiple as of April 18, 2022
Rick L. Wessel, CEO	5	x	Salary	49.9	x	Salary
T. Brent Stuart, COO	3	x	Salary	4.8	x	Salary
R. Douglas Orr, CFO	3	x	Salary	17.2	x	Salary
Raul R. Ramos, SVP Latin American Operations	1	x	Salary	3.3	x	Salary
Howard F. Hambleton, AFF President	1	x	Salary	2.1	x	Salary

Until a NEO has satisfied the stock ownership guidelines, they are required to retain 75% of the after-tax shares received upon the exercise or vesting of equity incentive awards. Furthermore, any sales of Company stock by a NEO will be permitted only to the extent the NEO will continue to meet the guidelines immediately following such sale. NEOs have five years after they first become eligible for the executive stock ownership guidelines to achieve the target multiple.

Clawback Policy

The Company’s Board of Directors has adopted an executive compensation recovery, or “clawback,” policy that applies to all NEOs in the event the Company is required to restate its financial statements. The Compensation Committee may seek recovery of any short- or long-term incentive payment or award granted to executive officers during the three years preceding such restatement where (i) the payment or award grant was calculated based on achievement of the misstated financial results; (ii) the Board of Directors determines the executive engaged in intentional misconduct that materially contributed to the need for the restatement; and (iii) a lower payment or award grant would have been made to the executive based upon the restated financial results.

In addition, if the Company is required, as a result of misconduct, to restate its financial results due to its material noncompliance with any financial reporting requirements under the federal securities laws, its CEO and CFO may be legally required to reimburse the Company for any bonus or other incentive-based compensation they received pursuant to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any year to the chief executive officer or chief financial officer (at any time during the year), and the three other most highly-compensated executive officers (as of the end of any year).

The Compensation Committee, where possible and considered appropriate, strives to preserve corporate tax deductions, including the deductibility of compensation to NEOs, although tax deductibility is not the primary factor used by the Compensation Committee in setting compensation and will become less of a factor used by the Compensation Committee considering the changes made to Section 162(m) of the Code, as provided in the Tax Act. The Compensation Committee also reserves flexibility where it is deemed necessary and in the best interests of the Company and its stockholders to continue to attract and retain the best possible executive talent, to approve compensation arrangements that are not necessarily fully tax deductible to the Company. While the Compensation Committee expects it will provide for compensation that will not be deductible under Section 162(m) of the Code, it will continue to structure the executive compensation program so that a significant portion of total executive compensation is linked to the performance of the Company.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Members of the Compensation Committee:
James H. Graves
Daniel E. Berce
Mikel D. Faulkner

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference herein.

Summary Compensation Table

The following table summarizes the total compensation paid or earned by the 2021 NEOs for the years ended December 31, 2021, 2020 and 2019. The stock awards and total compensation presented for 2020 for Messrs. Wessel, Stuart and Orr include the sum of a performance-based award grant in January 2020, which was subsequently cancelled in December 2020, plus a smaller replacement performance-based award granted in December 2020. Excluding the cancelled January 2020 award, the 2020 stock awards for Messrs. Wessel, Stuart and Orr were $3,590,927, $1,197,000 and $1,197,000, respectively.

							Non-
							Equity
							Incentive
							Plan	All Other
Name and					Stock		Compen-	Compen-
Principal		Salary	Bonus		Awards		sation	sation	Total
Position	Year	$	$		$ (2)		$ (4)	$ (5)	$
Rick L. Wessel,	2021	1,210,250	—		3,453,904		2,428,064	83,249	7,175,467
Vice-Chairman, Chief	2020	1,210,250	1,715,529	(1)	7,478,258	(3)	—	84,566	10,488,603	(6)
Executive Officer	2019	1,175,000	—		3,647,252		2,443,256	164,213	7,429,721

T. Brent Stuart,	2021	746,750	—		1,195,664		1,029,115	—	2,971,529
President, Chief	2020	746,750	882,098	(1)	2,492,777	(3)	—	—	4,121,625	(6)
Operating Officer	2019	725,000	—		1,326,266		1,116,271	—	3,167,537

R. Douglas Orr,	2021	695,250	—		1,195,664		958,141	—	2,849,055
EVP, Chief Financial	2020	695,250	821,264	(1)	2,492,777	(3)	—	—	4,009,291	(6)
Officer, Secretary,	2019	675,000	—		1,326,266		1,047,386	—	3,048,652
Treasurer

Raul R. Ramos,	2021	467,857	750,000		234,720		—	—	1,452,577
SVP Latin American	2020	454,230	750,000		339,720		—	—	1,543,950
Operations	2019	441,000	750,000		260,580		—	—	1,451,580

Anna M. Alvarado (7)	2021	433,053	—		352,080		—	—	785,133
General Counsel	2020	540,750	440,000		509,580		—	—	1,490,330
	2019	525,000	440,000		347,440		—	—	1,312,440

(1)Amounts represent non-recurring cash incentive awards earned in consideration of actions taken by management in 2020 to enable the Company to weather the significant disruption and uncertainty caused by COVID-19 (including safeguarding the health and safety of the Company’s employees and customers) and position the Company for success as economic conditions improve upon the end of the pandemic. The award was based on the results of an objective resiliency scorecard completed by members of the Board of Directors. The Compensation Committee utilized its discretion to modify the performance criteria of the original 2020 APIP award, which the Company failed to achieve threshold performance levels for the year under all three performance measures. Therefore, under SEC rules, this cash incentive award is classified as a “Bonus” rather than “Non-Equity Incentive Plan Compensation.”

(2)Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718 of restricted stock awards granted under the terms of the Company’s LTIP, which are described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The grant date fair value of time-based restricted stock awards was based on the closing market price of the Company’s Common Stock on the date of grant multiplied by the number of restricted stock awards granted. The grant date fair value of performance-based restricted stock awards that may be earned based on achievement of an adjusted net income or store additions performance metric was based on the closing price of the Company’s common stock on the date of grant and the probable outcome of performance-based conditions at the time of grant. Grant date fair value for performance-based restricted stock awards that may be earned based on relative TSR was determined using a Monte-Carlo simulation model.

(3)Amount presented represents the sum of an award granted in January 2020, which was subsequently cancelled, and a replacement award granted in December 2020. In accordance with SEC guidance, amounts shown in this table include the grant date fair value of both awards, even though the January 2020 award was subsequently cancelled in 2020 and the NEOs did not and will not receive any value from such awards. In January 2020, performance-based restricted stock awards were granted under the LTIP to the CEO, COO and CFO, which had a grant date fair value of $3,887,331 for the CEO and $1,295,777 for the COO and CFO, based upon the achievement of the target award. In December 2020, the Compensation Committee elected to cancel the January 2020 awards. In December 2020, performance-based restricted stock awards were granted under the LTIP to the CEO, COO and CFO to replace the cancelled January 2020 award, which had a grant date fair value of $3,590,927 for the CEO and $1,197,000 for the COO and CFO, based upon the achievement of the target award. Assuming the performance measures for the December 2020 performance grants would be achieved at maximum levels, the grant date fair value of the December 2020 awards would be $5,386,427 for the CEO and $1,795,500 for the COO and CFO. Both the January 2020 and December 2020 restricted stock award grants were 100% performance-based.

(4)Amounts represent cash incentive awards earned under the terms of the Company’s APIP. The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria, as more fully described in the “Compensation Discussion and Analysis” above.

(5)The Company provides the NEOs with certain group life, health, medical, and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. As permitted by SEC rules, no amounts are shown in this table for perquisites and personal benefits for any individual NEOs for whom such amounts do not exceed $10,000 in the aggregate.

Mr. Wessel’s all other compensation for 2021 includes matching contributions under the First Cash 401(k) Profit Sharing Plan of $7,250, an automobile allowance of $12,080, reimbursement for dues at a country club in the amount of $27,063, Company-paid health insurance premiums in the amount of $8,708, allowance for tax preparation fees of $3,000 and personal use of the corporate aircraft of $25,148. The incremental cost of the personal use of the corporate aircraft was determined on a per-flight and/or hours-used basis based on variable costs associated with personal flight activity. The variable costs used in the calculation included fuel, crew compensation and travel, certain maintenance and repair expenses, related unoccupied positioning, or “deadhead,” flights, landing/parking and supplies.

(6)    Excluding the performance-based award grant in January 2020 described in (3) above, total compensation earned by the CEO, COO and CFO for the year ended December 31, 2020 was $6,601,272, $2,825,848 and $2,713,514, respectively.

(7)    Ms. Alvarado resigned effective October 8, 2021, and therefore, she was not awarded a cash bonus for 2021. The 2021 restricted stock award and all other unvested restricted stock awards were canceled as of the date of her resignation.

Grants of Plan-Based Awards for 2021

The following table provides information regarding individual grants of plan-based awards to the NEOs during 2021. Except as set forth below, there were no other grants of equity or non-equity awards to NEOs during 2021.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards (4) $
		Thresh- old ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Maximum (#)
Wessel	—	75,641	1,815,375	3,630,750	—	—	—	—		—
	Jan 27, 2021	—	—	—	3,679	44,145	66,216	—		2,590,428
	Jan 27, 2021	—	—	—	—	—	—	14,715	(2)	863,476

Stuart	—	46,672	933,438	1,493,500	—	—	—	—		—
	Jan 27, 2021	—	—	—	1,273	15,282	22,921	—		896,748
	Jan 27, 2021	—	—	—	—	—	—	5,094	(2)	298,916

Orr	—	43,453	869,063	1,390,500	—	—	—	—		—
	Jan 27, 2021	—	—	—	1,273	15,282	22,921	—		896,748
	Jan 27, 2021	—	—	—	—	—	—	5,094	(2)	298,916

Ramos	Jan 27, 2021	—	—	—	—	—	—	4,000	(3)	234,720

Alvarado	Jan 27, 2021	—	—	—	—	—	—	6,000	(3)	352,080

(1)Amounts represent threshold, target and maximum potential payouts under the terms of the APIP, which is described in the “Short-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The actual payouts awarded under the terms of APIP were $2,428,064, $1,029,115 and $958,141 to Messrs. Wessel, Stuart and Orr, respectively, and such amounts are reflected in the “Summary Compensation Table” above.

(2)Time-based awards which cliff vest on December 31, 2023.

(3)The awards vest in five equal annual installments and become fully vested in December 2025. Ms. Alvarado resigned effective October 8, 2021 and the award grants were canceled as of the date of her resignation.

(4)Amount represents the grant date fair value of restricted stock awards determined in accordance with FASB ASC Topic 718. The grant date fair value of time-based restricted stock awards was based on the closing market price of the Company’s Common Stock on the date of grant multiplied by the number of restricted stock awards granted. The grant date fair value of performance-based restricted stock awards that may be earned based on achievement of an adjusted net income or store additions performance metric was based on the closing price of the Company’s common stock on the date of grant and the probable outcome of performance-based conditions at the time of grant. Grant date fair value for performance-based restricted stock awards that may be earned based on relative TSR was determined using a Monte-Carlo simulation model.

Outstanding Equity Awards as of December 31, 2021

The following table provides information on the holdings of stock options and stock awards by the NEOs as of December 31, 2021. Each outstanding option and stock award is shown separately for each NEO.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Wessel	14,715	(1)	1,100,829	14,715	(3)	1,100,829
				16,540	(4)	1,237,357
				—	(5)	—
Stuart	5,094	(1)	381,082	5,093	(3)	381,007
				5,513	(4)	412,428
				—	(5)	—
Orr	5,094	(1)	381,082	5,093	(3)	381,007
				5,513	(4)	412,428
				—	(5)	—
Ramos	4,000	(6)	299,240
	3,200	(7)	239,392
	1,800	(8)	134,658
	400	(9)	29,924
	200	(10)	14,962

Alvarado (11)	—		—	—		—

(1)Restricted stock awards granted in 2021. Vesting is time-based with 100% scheduled to vest on December 31, 2023.

(2)The market value of the unvested share awards is based on the closing price of the Company’s Common Stock as of December 31, 2021, which was $74.81.

(3)The 2021 restricted stock awards granted under the LTIP to current NEOs are eligible for performance-based vesting on December 31, 2023 upon the achievement of performance measures based on a three-year cumulative performance period ending December 31, 2023. The performance measures are defined as adjusted net income growth, new store openings and relative TSR over the three-year cumulative period. Based on the Company’s achievement of the performance measures to date (through the year ended December 31, 2021), which is below the threshold, the awards are reflected at threshold payout amounts in accordance with SEC guidance. If the performance measures for the 2021 restricted stock awards resulted in a maximum grant upon completion of the vesting period, the CEO would earn 66,216 shares and the COO and CFO would each earn 22,921 shares.

(4)Two-thirds of the 2020 restricted stock awards granted under the LTIP to current NEOs are eligible for performance-based vesting on December 31, 2022 upon the achievement of performance measures based on a two-year cumulative performance period ending December 31, 2022. The performance measures are defined as adjusted net income growth and new store openings over the two-year cumulative period. The remaining one-third of the 2020 restricted stock awards granted under the LTIP to current NEOs are eligible for performance-based vesting on December 31, 2023 upon the achievement of a performance measure based on a three-year cumulative performance period ending December 31, 2023. The performance measure is defined as the Company’s TSR relative to a peer group over the three-year cumulative period. Based on the Company’s achievement of the performance measures to date (through the year ended December 31, 2021), which is below the threshold, the awards are reflected at threshold payout amounts in accordance with SEC guidance. If the performance measures for the 2020 restricted stock awards resulted in a maximum grant upon completion of the vesting periods, the CEO would earn 74,429 shares and the COO and CFO would each earn 24,810 shares.

(5)The 2019 restricted stock awards granted under the LTIP to current NEOs are eligible for performance-based vesting on February 19, 2022 upon the achievement of performance measures based on a three-year cumulative performance period ending December 31, 2021. The performance measures are defined as adjusted net income growth, pawn revenue growth and new store openings over the three-year cumulative period. The performance period ended December 31, 2021 in which no performance measures were met, therefore no shares will vest on February 19, 2022. As a result, no amount is shown as outstanding in the table above.

(6)Restricted stock awards granted in 2021. Vesting is time-based with 20% scheduled to vest on December 31, 2021, 2022, 2023, 2024 and 2025.

(7)Restricted stock awards granted in 2020. Vesting is time-based with 20% scheduled to vest on January 28, 2021, 2022, 2023, 2024 and 2025.

(8)Restricted stock awards granted in 2019. Vesting is time-based with 20% scheduled to vest on February 19, 2020, 2021, 2022, 2023 and 2024.

(9)Restricted stock awards granted in 2018. Vesting is time-based with 20% scheduled to vest on January 30, 2019, 2020, 2021, 2022 and 2023.

(10)Restricted stock awards granted in 2017. Vesting is time-based with 20% scheduled to vest on February 8, 2018, 2019, 2020, 2021 and 2022.

(11)Ms. Alvarado resigned effective October 8, 2021, and all of her outstanding restricted stock awards were cancelled as of such date.

Option Exercises and Stock Vested in 2021

The following table provides information for the NEOs regarding (i) the aggregate stock options exercised during 2021, including the number of shares acquired on exercise and the value realized, and (ii) the aggregate number of shares acquired upon the vesting of restricted stock awards and the value realized, each before the payment of any applicable withholding tax and broker commissions:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise $ (2)	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting $ (3)
Wessel	—	—	53,760	3,151,411
Stuart	—	—	18,816	1,102,994
Orr	—	—	18,816	1,102,994
Ramos	10,000	415,000	1,800	107,468
Alvarado	—	—	3,000	178,526

(1)Reflects the gross number of shares received upon exercise of stock options or upon the vesting of time-based and performance-based restricted stock awards.

(2)Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(3)Value realized represents the value as calculated based on the price of the Company’s Common Stock on the vesting date.

The following table details the number of shares acquired on exercise of option awards and vesting of restricted stock awards during 2021 and shows the Company’s executives have held the shares acquired, with the exception of those withheld for tax purposes:

		Disposition of Shares Acquired on Exercise of Option Awards and Vesting of Restricted Stock Awards
Name	Total Shares Exercised/Vested	Shares Sold	Shares Withheld for Taxes	Remaining Shares Held
Wessel	53,760	—	(18,591)	35,169
Stuart	18,816	—	(4,888)	13,928
Orr	18,816	—	(4,889)	13,927
Ramos	11,800	—	—	11,800
Alvarado (1)	3,000	—	—	3,000

(1)Amounts represent the number of shares vested in 2021 and held by Ms. Alvarado as of October 8, 2021, the effective date of her resignation.

Pension Benefits

The Company does not have a defined benefit pension plan for its employees. The only retirement plan available to the NEOs is the Company’s qualified 401(k) savings plan, which is generally available to all full-time U.S.-based employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not have nonqualified defined contribution or other nonqualified deferred compensation plans for its employees or directors.

Employment Agreements and Change-in-Control Provisions

The Company and the Compensation Committee believe employment agreements are necessary in order to attract and retain key senior executives and, accordingly, the Company has entered into employment agreements with certain current NEOs. The Compensation Committee believes the employment agreements (and the change-in-control provisions included therein) entered into were merited in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment and the strategic importance of their respective positions, including stability and retention. The Compensation Committee reviews the agreements at the time they are entered into in order to determine current market terms for the particular executive and agreement.

The Compensation Committee believes the change-in-control provisions are necessary in order to retain and maintain stability among the executive group and the terms of the change-in-control provisions are reasonable based on its review of the change-in-control provisions for similarly situated peer group companies. The change-in-control provisions in the employment agreements for certain NEOs provide for severance benefits only in the event of an involuntary termination of employment by the Company without “cause” or by the executive for “good reason,” as such terms are defined in the employment agreements.

The overall goal of the Compensation Committee is to ensure compensation policies are established consistent with the Company’s strategic business objectives and provide incentives for the attainment of those objectives. This is affected in the context of a compensation program that includes salary, annual and long-term incentive compensation and stock ownership.

Summary of Existing Employment Agreements

CEO, COO, CFO and AFF President Agreements

In February 2022, the Company entered into new employment agreements with Messrs. Wessel, Stuart, Orr and Hambleton, the Company’s CEO, COO, CFO and AFF President, respectively.

The employment agreements provided for annual salaries, to be effective as of January 1, 2022, in the following amounts: $1,258,600 for Mr. Wessel, $776,620 for Mr. Stuart, $723,060 for Mr. Orr and $600,000 for Mr. Hambleton, in each case subject to annual review and increases in the discretion of the Compensation Committee. The executives are eligible to earn an annual incentive based on the satisfaction of performance criteria established by the Compensation Committee for each year during the term of the agreement, with a target incentive opportunity equal to not less than a specified percentage of the executive’s then current salary (150% in the case of Mr. Wessel; 125% in the case of Messrs. Stuart, Orr and Hambleton). In addition, the executives are eligible for grants of stock-based awards under the Company’s long-term equity compensation plan and will be eligible to participate in any of the Company’s incentive, savings, retirement and welfare benefit plans available to other senior officers of the Company.

The employment agreements provide that if an executive’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements), the executive would be entitled to a lump sum cash severance payment equal to 50% (or 200%, if such termination occurs within twelve months following a change-in-control of the Company) of the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual bonuses earned by the executive for each of the three years immediately preceding the year in which the termination occurs. The executive would also be entitled to continue to participate in the Company’s health and welfare benefit plans at active employee rates for a period of eighteen months (the “COBRA subsidy”). In addition, if such termination occurs within twelve months following a change-in-control of the Company, the executive would be entitled to a pro rata annual bonus for the year in which the termination occurs, and accelerated vesting and full payout under all of his outstanding time-vesting and performance-based equity incentive awards (based on an assumed achievement of all relevant performance goals at “target” level, or based on a higher actual or deemed level of achievement of performance goals, in the sole discretion of the Compensation Committee). Furthermore, if such termination occurs within twelve months following a change-in-control of the Company, the Company will pay to the executive, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of the executive’s health and welfare benefit coverage multiplied by 24.

The employment agreements prohibit the executives from competing with the Company during the employment term and for a period of 36 months following termination of employment. The executives would also be prohibited from soliciting Company customers and recruiting Company employees during this period.

Other NEO Agreements

In July 2018, the Company entered into employment agreements with Mr. Ramos and Ms. Alvarado, the Company’s Senior Vice President, Latin America Operations and former General Counsel, respectively. The initial term of these employment agreements ran through December 31, 2021. Ms. Alvarado voluntarily resigned from Company effective October 8, 2021, which terminated the agreement with no termination payment being triggered. Per the automatic renewal provision provided in the Ramos agreement, effective December 31, 2021 Mr. Ramos' agreement was automatically extended through December 31, 2022. The employment agreements provided for annual salaries, to be effective as of January 1, 2019, in the following amounts: $420,000 for Mr. Ramos and $500,000 for Ms. Alvarado, in each case subject to annual review and increases in the discretion of the Compensation Committee. The executives are eligible to earn an annual cash bonus based on the breadth of their expertise and responsibility and the achievement of certain financial or strategic results, as determined by the Compensation Committee, for each year during the term of the agreement, with a target cash bonus opportunity equal to not less than a specified percentage of the executive’s then-current salary (50% for both Mr. Ramos and Ms. Alvarado). In addition, the executives are eligible for grants of stock-based awards under the Company’s long-term equity compensation plan and will be eligible to participate in any of the Company’s incentive, savings, retirement and welfare benefit plans available to other senior officers of the Company.

The employment agreements provide that if an executive’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements), the executive would be entitled to a lump sum cash severance payment equal to 0.75 times (or 1.5 times, if such termination occurs within twelve months following a change-in-control of the Company) the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three years immediately preceding the year in which the termination occurs. The executive would also be entitled to continue to participate in the Company’s health and welfare benefit plans at active employee rates for a period of twelve months (the “COBRA subsidy”). In addition, if such termination occurs within twelve months following a change-in-control of the Company, the executive would be entitled to a pro rata annual cash incentive for the year in which the termination occurs and accelerated vesting and full payout under all outstanding time-vesting and performance-based equity incentive awards (based on an assumed achievement of all relevant performance goals at “target” level, or based on a higher actual or deemed level of achievement of performance goals, in the sole discretion of the Compensation Committee). Furthermore, if such termination occurs within twelve months following a change-in-control of the Company, the Company will pay to the executive, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of the executive’s health and welfare benefit coverage multiplied by 18.

The employment agreements prohibit the executives from competing with the Company during the employment term and for a period of 24 months following termination of employment. The executives would also be prohibited from soliciting Company customers and recruiting Company employees during this period.

Summary of Potential Payments Upon Termination or a Change-in-Control

The employment agreements provide for certain severance payments and other benefits in the event of the executive’s termination of employment or a change-in-control of the Company followed by termination of employment. The grants have specific rules related to the treatment of the awards in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change-in-control. The following table summarizes the value of the severance payments and other benefits that each of the NEOs would receive if employment was terminated on December 31, 2021 under the circumstances shown. The amounts shown in the table do not include accrued but unpaid salary, earned annual incentives for 2021, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under the Company’s 401(k) plan, and death or disability benefits under the Company’s generally available welfare programs.

Name	Termination for Cause or Resignation without Good Reason $	Termination without Cause or Resignation for Good Reason $	Retirement $ (5)	Death $	Long-Term Disability $	Termination without Cause or Resignation for Good Reason in Connection with a Change-in-Control $
Wessel
Cash severance (1), (2)	—	3,405,866	—	—	—	6,811,733
Benefits continuation	—	23,499	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	31,331
Value of unvested equity awards (3)	—	—	3,117,557	3,117,557	3,117,557	3,117,557
Total	—	3,429,365	3,117,557	3,117,557	3,117,557	9,960,621

Stuart
Cash severance (1), (2)	—	1,755,911	—	—	—	3,511,823
Benefits continuation	—	30,534	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	40,712
Value of unvested equity awards (3)	—	—	—	1,058,038	1,058,038	1,058,038
Total	—	1,786,445	—	1,058,038	1,058,038	4,610,573

Orr
Cash severance (1), (2)	—	1,637,514	—	—	—	3,275,027
Benefits continuation	—	19,903	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	26,537
Value of unvested equity awards (3)	—	—	—	1,058,038	1,058,038	1,058,038
Total	—	1,657,417	—	1,058,038	1,058,038	4,359,602

Ramos
Cash severance (4)	—	913,393	—	—	—	1,826,786
Benefits continuation	—	15,666	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	23,499
Value of unvested equity awards	—	—	—	718,176	718,176	718,176
Total	—	929,059	—	718,176	718,176	2,568,461

(1)As of December 31, 2021, cash severance is equal to 100% (or 200%, if such termination occurs within twelve months following a change-in-control of the Company) of the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three years immediately preceding the year in which the termination occurs.

(2)As of April 18, 2022, cash severance based on the employment agreements effective February 2022 is equal to 50% (or 200%, if such termination occurs within twelve months following a change-in-control of the Company) of the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three years immediately preceding the year in which the termination occurs. Termination without cause or resignation for good reason would result in cash severance of $1,702,933, $877,956, and $818,757 for the CEO, COO and CFO, respectively.

(3)Value of unvested performance-based equity awards is equal to the pro rata number of restricted stock awards granted in 2020 and 2021 based upon an assumed achievement of the performance measures at target, times the December 31, 2021 stock price. For the 2019 LTIP grant, no shares vested for the three-year performance period ended on December 31, 2021.

(4)Cash severance is equal to 0.75 times (or 1.5 times, if such termination occurs within twelve months following a change-in-control of the Company) the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three years immediately preceding the year in which the termination occurs.

(5)Eligibility for “Retirement” award based upon grantee attaining age 62 with at least fifteen years of service with the Company or its Affiliates (including predecessor companies acquired by the Company or its Affiliates).

CEO Pay Ratio

The Company seeks to establish fair and competitive employee compensation programs in each local market within its international operations in order to effectively attract, retain and motivate its talented workforce.

For 2021, the ratio of the CEO’s total compensation to the Company’s median employee’s total compensation was 888 to 1. To calculate this ratio, the Company identified its median employee, as of December 31, 2020, based on employees’ gross earnings, which generally included salary and wages (regular, hourly and overtime), commissions and bonuses, and applied an average exchange rate, as of December 31, 2020, to convert all Latin American compensation into U.S. dollars. Compensation was annualized for full-time and part-time employees who worked less than a full year, but compensation for part-time employees was not converted into a full-time equivalent. The Company used the same median employee in 2021 as in 2020, based on its determination that there were no material changes to its employee population or compensation arrangements reasonably likely to result in a significant impact to the pay ratio. The median employee identified was a full-time store employee located in Latin America, where employee wages are significantly lower than wages in the U.S., and the employee’s total compensation for 2021 was $8,079, as compared to total compensation of $7,175,467 for the Company’s CEO, as determined in accordance with Item 402(c)(2)(x) of Regulation S-K.

The Company’s estimated pay ratio is influenced by a number of factors including the geographic distribution of its employees, the mix of hourly vs. salaried employees included in its employee population and compensation trends within its specific industry. As a result of these and other variables, the Company does not believe comparisons to the pay ratios of other companies are likely to be meaningful.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the NEOs, as disclosed in this Proxy Statement in accordance with SEC rules (commonly known as a “say-on-pay” proposal).

At the 2021 Annual Meeting, the Company held its non-binding stockholder advisory vote on executive compensation, and approximately 92% of the shares present and entitled to vote were cast to support the compensation of the Company’s NEOs.

The Board is seeking the advisory vote of stockholders on the compensation of the NEOs as disclosed in this Proxy Statement. This say-on-pay proposal gives the Company’s stockholders the opportunity to express their views on the Company’s NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs.

As discussed in “Compensation Discussion and Analysis,” the Company has designed its executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance and build value for stockholders. The program provides total compensation opportunities at levels that are competitive in the industry, tie a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving business objectives and closely align the interests of the executives with the interests of the Company’s stockholders. Accordingly, the Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under executive compensation, and cast a vote to approve the compensation of the Company’s NEOs through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company’s stockholders, and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee or the Board of Directors will consider the Company’s stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

At the 2017 Annual Meeting of Stockholders, the Company’s stockholders selected, on a non-binding, advisory basis, an annual vote on the frequency at which the Company should include a say-on-pay proposal in its proxy statement for stockholder consideration. In light of this result and other factors, the Board of Directors determined that the Company will hold say-on-pay votes every year until the next required non-binding, advisory vote on the frequency of such votes, which is required to be held no later than the Company’s 2023 Annual Meeting of Stockholders.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the resolution approving the overall compensation of the NEOs for 2021.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter. Neither Delaware law nor the Company’s certificate of incorporation or bylaws provides stockholders with dissenters’ rights in connection with any of the proposals to be voted on at the Annual Meeting.

COST OF SOLICITATION

The Company will bear the costs of the solicitation of proxies from its stockholders. In addition to the use of mail, directors, officers and regular employees of the Company may solicit proxies in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries of the forwarding of solicitation material to the beneficial owners of the Company’s Common Stock, and the Company will reimburse the brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

HOUSEHOLDING OF PROXY MATERIALS

The Company has adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name will receive only one copy of the Company’s proxy materials, unless one or more of these stockholders notifies the Company that he or she wishes to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. You may revoke your consent to householding at any time by contacting your broker or bank if you hold your shares in a “street name,” or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling (866) 540-7095 if you are a stockholder of record. If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please direct your oral or written request to the Corporate Secretary at 817-335-1100 or 1600 West 7th Street, Fort Worth, Texas 76102, respectively, and the Company will promptly deliver a separate copy.

STOCKHOLDER PROPOSALS

The Company has not received any stockholder proposals for this Annual Meeting. Proposals by stockholders intended to be presented at next year’s Annual Meeting of Stockholders and to be considered must be received by the Company no later than December 30, 2022 for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting, and the proposal must otherwise comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act. Separate and apart from the requirements of Rule 14a-8 relating to inclusion of a stockholders’ proposal in the Company’s Proxy Statement, the Company’s bylaws require advance notice for a stockholder to bring nominations of directors or any other action before any annual meeting of stockholders. Specifically, Section 3.5 of the Company’s bylaws requires notice of nominations of directors or any other action to be received by the Company not less than ninety (90) days (January 29, 2023) nor more than one hundred twenty (120) days (December 30, 2022) prior to the anniversary date of the filing of this year’s proxy statement with the SEC, provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than sixty (60) days from the anniversary of the previous year’s annual meeting, a notice of nominations of directors or any other action to be received by the Company must be so received no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Further, the notice must contain the information set forth in Section 3.5 of the Company’s bylaws.

By Order of the Board of Directors,

R. Douglas Orr
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Fort Worth, Texas
April 29, 2022

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by FirstCash Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REVOCABLE PROXY
FIRSTCASH HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 16, 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRSTCASH HOLDINGS, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS BELOW. IN THEIR DISCRETION, MESSRS. WESSEL AND ORR ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby appoints Rick L. Wessel and R. Douglas Orr the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of FirstCash Holdings, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of FirstCash Holdings, Inc. to be held at 1600 West 7th Street, Fort Worth, Texas 76102 on Thursday, June 16, 2022 at 10:00 a.m., and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes. This proxy will be voted for the choice specified; however, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors
	Nominees:			For	Against	Abstain
1a.	Daniel R. Feehan			☐	☐	☐
1b.	Paula K. Garrett			☐	☐	☐
1c.	Marthea Davis			☐	☐	☐

2.	Ratification of the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2022.			☐	☐	☐

3.	Approve, by non-binding vote, the compensation of named executive officers as described in the proxy statement.			☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)		Date

APPENDIX A

Non-GAAP Financial Information

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than GAAP, primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses, including the Company’s transaction expenses incurred in connection with its acquisition of AFF, and the impacts of purchase accounting with respect to the AFF acquisition in order to allow more accurate comparisons of the financial results to prior periods. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations, and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses, because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured, and to improve comparability of current periods presented with prior periods.

In conjunction with the Cash America merger in 2016, the Company recorded certain lease intangibles related to above- or below- market lease liabilities of Cash America which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written off, and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.
A-1

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (unaudited, in thousands, except per share amounts):

	Year Ended December 31,
	2021		2020		2019		2018
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$124,909	$3.04	$106,579	$2.56	$164,618	$3.81	$153,206	$3.41
Adjustments, net of tax:
Merger and acquisition expenses	11,872	0.29	991	0.02	1,276	0.03	5,412	0.12
Non-cash foreign currency loss (gain) related to lease liability	451	0.01	874	0.02	(653)	(0.01)	—	—
AFF purchase accounting adjustments, net (1)	23,517	0.58	—	—	—	—	—	—
Impairments and dispositions of certain other assets	730	0.02	6,979	0.17	2,659	0.06	1,166	0.03
Loss on extinguishment of debt	—	—	9,037	0.22	—	—	—	—
Accrual of pre-merger Cash America income tax liability	—	—	693	0.02	—	—	—	—
Net tax benefit from Tax Cuts and Jobs Act	—	—	—	—	—	—	(1,494)	(0.03)
Adjusted net income and diluted earnings per share	$161,479	$3.94	$125,153	$3.01	$167,900	$3.89	$158,290	$3.53

(1)Includes $34.1 million related to the establishment of the initial allowance for expected lifetime credit losses for purchased AFF finance receivables that are not considered credit deteriorated (non-PCD loans), which is recorded as an expense in the provision for loan losses, $1.6 million related to the amortization of acquired intangible assets and $1.6 million related to other non-cash purchase accounting adjustments, partially offset by the $13.8 million gain on revaluation of AFF contingent acquisition consideration (all shown net of tax).

A-2

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (unaudited, in thousands):

	Year Ended December 31,
	2021	2020	2019	2018
Net income	$124,909	$106,579	$164,618	$153,206
Provision for income taxes	41,593	37,120	59,993	52,103
Depreciation and amortization	45,906	42,105	41,904	42,961
Interest expense	32,386	29,344	34,035	29,173
Interest income	(696)	(1,540)	(1,055)	(2,444)
EBITDA	244,098	213,608	299,495	274,999
Adjustments:
Merger and acquisition expenses	15,449	1,316	1,766	7,643
Non-cash foreign currency loss (gain) related to lease liability	644	1,249	(933)	—
AFF purchase accounting adjustments, net (1)	28,491	—	—	—
Impairments and dispositions of certain other assets	949	9,064	3,454	1,514
Loss on extinguishment of debt	—	11,737	—	—
Adjusted EBITDA	$289,631	$236,974	$303,782	$284,156

(1)Excludes $2.1 million of amortization expense related to identifiable intangible assets for the twelve months ended December 31, 2021, which is already included in the add back of depreciation and amortization to calculate EBITDA.

A-3